Exhibit 99.3

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note: The information contained in this Item has been updated to reflect America First Multifamily Investors, LP change in the classification of Bent Tree and Fairmont Oaks, Consolidated variable interest entities ("VIEs"), as discontinued operations. The resulting changes are discussed further in the Notes to Financial Statements in Exhibit 99.4 as follows:

•
Note 2, Summary of Significant Accounting Policies: Disclosure requirements about the discontinued operations, which was effective in the second quarter of 2015. The disclosure requirements have been applied retrospectively to all periods presented.

•	Note 4, Variable Interest Entities: Reclassifications were made to the variable interest entities reporting two of the Consolidated VIEs as discontinued operations for all periods presented.

•	Note 8, Real Estate Assets: Reclassifications were made to reclassify the Consolidated VIEs net assets to discontinued operations retrospectively for all periods presented.

•	Note 10, Discontinued Operations: Reclassifications were made to reclassify the Consolidated VIEs net assets to discontinued operations retrospectively for all periods presented.

•
Note 20, Segments: Revenue, interest expense, depreciation, net income from continuing operations, net income, and total assets have been revised to reflect the change in the Consolidated VIEs due to the discontinued operations of two Consolidated VIEs recast for all periods presented.

•
Note 21, Summary of Unaudited Quarterly Results of Operations: Reclassifications were made to reclassify the revenues and income from continuing operations to discontinued operations for all periods presented.

For significant developments that have occurred subsequent to the filing of the 2014 Annual Report on Form 10-K (“2014 Form 10-K”), refer to America First Multifamily Investors, LP Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

General

In this Management’s Discussion and Analysis, the “Partnership” refers to America First Multifamily Investors, L.P. and its Consolidated Subsidiaries which consist of:

•
ATAX TEBS I, LLC, a special purpose entity owned and controlled by the Partnership, created to hold mortgage revenue bonds in order to facilitate the Tax Exempt Bond Securitization (“TEBS”) Financing with Freddie Mac (“M24 TEBS Financing” see Note 11 to the Company’s consolidated financial statements).

•
ATAX TEBS II, LLC, a special purpose entity owned and controlled by the Partnership, created in 2014 to hold mortgage revenue bonds in order to facilitate the second TEBS Financing with Freddie Mac (“M31 TEBS Financing” see Note 11 to the Company’s consolidated financial statements).

•	Nine multifamily residential properties, including multifamily, student, and senior citizen housing (“MF Properties”) which are either wholly or majority owned by subsidiaries of the Partnership.

The “Company” refers to the consolidated financial statements reported in this Form 10-K which include the assets, liabilities, and results of operations of the Partnership, its Consolidated Subsidiaries and two other consolidated entities in which the Partnership does not hold an ownership interest but which own affordable multifamily and student residential housing (collectively “Residential Properties”) financed with mortgage revenue bonds held by the Partnership and which are treated as variable interest entities (“VIEs”) of which the Partnership has been determined to be the primary beneficiary (the “Consolidated VIEs”). Bent Tree and Fairmont Oaks, two Consolidated VIEs are presented as discontinued operations for all period presented. All significant transactions and accounts between the Partnership and the VIEs have been eliminated in consolidation.

Executive Summary

Mortgage Revenue Bonds. As of December 31, 2014, the Partnership owned 55 mortgage revenue bonds with an aggregate outstanding principal amount of $424.2 million.  These bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing for 35 Residential Properties containing a total of 6,527 rental units located in the states of California, Florida, Illinois, Indiana, Iowa, Louisiana, Maryland, Minnesota, North Carolina, Ohio, South Carolina, Tennessee, and Texas. Three of the bonds’ properties located in Texas are not operational and are under construction and two bonds are collateralized by commercial real estate located in Tennessee. Each of the 51 mortgage revenue bonds are secured by mortgages or deeds of trust on the financed Residential Properties. Two mortgage revenue bonds are secured by ground, facility, and equipment of a commercial ancillary health care facility.

As of December 31, 2013, the Partnership owned 42 mortgage revenue bonds with an aggregate outstanding principal amount of $314.7 million.  These bonds were issued by various state and local housing authorities in order to provide construction and/or permanent financing of 32 Residential Properties containing a total of 5,409 rental units Two bonds secured by two multifamily residential properties contained 650 rental units are reported as VIEs and are eliminated upon consolidation in 2013.

The mortgage revenue bond segment reported revenue of approximately $26.9 million, interest expense of approximately $7.1 million and income from continuing operations of approximately $13.2 million for the year ended December 31, 2014. The mortgage revenue bond segment reported revenue of approximately $26.8 million, interest expense of approximately $3.1 million and income from continuing operations of approximately $13.8 million for the year ended December 31, 2013. The mortgage revenue bond investments segment reported revenue of approximately $11.2 million, interest expense of approximately $3.3 million, and income from continuing operations of approximately $3.5 million for the year ended December 31, 2012 (see Note 20 to the Company’s consolidated financial statements).

The decrease in income from continuing operations between 2014 and 2013 is comprised of several factors:

•	A net realized gain of approximately $2.8 million from the Lost Creek mortgage revenue bond redemption and an approximate $873,000 gain from the Autumn Pines mortgage revenue bond sale.

•
A reduction related to a net realized gain of approximately $1.9 million from the redemption of the Iona Lakes mortgage revenue bond (see Note 5 to the Company’s consolidated financial statements), which did not repeat in 2014,

•	A net increase in investment interest income related to acquisitions of new mortgage revenue bonds during 2014, and

•	Increased interest expense due increased borrowings and the derivative mark to market adjustments.

The increase in income from continuing operations between 2013 and 2012 is comprised of several factors:

•
Approximately $6.0 million of mortgage revenue bond and taxable interest income and a guarantee fee of $250,000 realized from the recognition of the sale of Crescent Village, Willow Bend, and Post Woods, (collectively, the “Ohio Properties”),

•	A net realized gain of approximately $1.9 million from the redemption of the Iona Lakes mortgage revenue bond (see Note 5 to the Company’s consolidated financial statements), with

•	The remaining net increase from the acquisitions of new mortgage revenue bonds during 2013.

Other Securities.  During 2014, 2013, and 2012, the Company invested in other types of securities.  In accordance with the terms of the Partnership Agreement, these securities must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency, must generate income which is exempt from inclusion for federal income taxation purposes at the time of acquisition, and may not represent more than 25% of the Partnership’s assets at the time of acquisition.

Public Housing Capital Fund Trusts’ Certificates (“PHC Certificates”). The PHC Certificates, acquired during July 2012, consist of custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by United States Department of Housing and Urban Development (“HUD”) under it’s Capital Fund Program. At December 31, 2014 and 2013, the Company owned PHC Certificates with an aggregate outstanding principal amount of $59.3 and $65.3 million, respectively. The PHC Certificates segment reported revenue of approximately $3.0 million, interest expense of approximately $1.3 million, and income from continuing operations of approximately $1.7 million for the year ended December 31, 2014. The PHC Certificates segment reported revenue of approximately $3.3 million, interest expense of approximately $1.3 million, and income from continuing operations of approximately $1.9 million for the year ended December 31, 2013. The PHC Certificates segment reported revenue of approximately $1.6 million, interest expense of approximately $542,000, and income from continuing operations of approximately $1.0 million for the year ended December 31, 2012. The slight decrease in revenue and income from continuing operations when comparing 2014 to 2013 is related to the principle paid down year over year. The increase in revenue, interest expense, and income from continuing operations when comparing 2013 and 2012 can be attributed to only a partial year of investment ownership in 2012 (see Note 20 to the Company’s consolidated financial statements).

Mortgage-backed securities (“MBS”). The third class of security owned by the Company is MBS. As of December 31, 2014, the Company owned three state-issued MBS with an aggregate outstanding principal amount of approximately $14.8 million. The MBS segment reported revenue of approximately $1.4 million, interest expense of approximately $404,000, and income from continuing operations of approximately $1.0 million for the year ended December 31, 2014. As of December 31, 2013, the Company owned fourteen state-issued MBS acquired during the fourth quarter of 2012 and first six months of 2013 which are backed by residential mortgage loans. The MBS segment reported revenue of approximately $1.6 million, interest expense of approximately $464,000, and income from continuing operations of approximately $1.1 million for the year ended December 31, 2013. As of December 31, 2012, the Company owned ten state-issued MBS with an aggregate outstanding principal amount of approximately $31.6 million.The MBS segment reported revenue of approximately $194,000, interest expense of approximately $39,000, and income from continuing operations of $149,000 for the year ended December 31, 2012. The slight decrease when comparing 2014 to 2013 is directly related to the sale of the MBS securities during 2014. The increase in revenue, interest expense, and income from continuing operations when comparing 2013 to 2012 can be attributed to only a partial year of investment ownership in 2012 (see Note 20 to the Company’s consolidated financial statements).

MF Properties. To facilitate its investment strategy of acquiring additional mortgage revenue bonds secured by multifamily, student, and senior citizen residential properties, the Partnership may acquire ownership positions in MF Properties, in order to ultimately restructure the property ownership through a sale of the MF Properties.  The Partnership expects each of these MF Properties to eventually be sold to a not-for-profit entity or in connection with a syndication of LIHTCs under Section 42 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  The Partnership expects to acquire mortgage revenue bonds issued to provide debt financing for these properties at the time the property ownership is restructured. The Partnership expects to provide the mortgage revenue bonds to the new property owners as part of the restructuring.  At December 31, 2014, the Partnership’s wholly-owned subsidiaries held interests in three entities that own MF Properties containing a total of 610 rental units.  In addition, the Partnership’s subsidiaries own six MF Properties, Arboretum, DeCordova, Eagle Village, Weatherford, The 50/50, and Woodland Park containing a total of 1,553 rental units. At December 31, 2013, the Partnership’s wholly-owned subsidiaries held interests in three entities that own MF Properties containing a total of 504 rental units.  In addition, the Partnership’s subsidiaries own five MF Properties, Arboretum, DeCordova, Eagle Village, Weatherford, and Woodland Park containing a total of 1,078 rental units, plus The 50/50 Student Housing at the University of Nebraska-Lincoln mixed-use project in Lincoln, Nebraska that is currently under construction (see Note 8 to the Company’s consolidated financial statements). The MF Properties’ operating goal is similar to that of the properties underlying the Partnership’s mortgage revenue bonds.

The MF Properties segment reported revenue of approximately $14.3 million and $11.4 million and a loss from continuing operations of approximately $938,000 and $1.8 million for the years ended December 31, 2014 and 2013, respectively. The MF Properties segment reported revenue of approximately $7.8 million and a loss from continuing operations of approximately $1.1 million for the year ended December 31, 2012. The increase in revenue and a decrease in loss from continuing operations for the year ended December 31, 2014 compared to the prior year can be attributed to the completion and lease up of The 50/50 in 2014. The increase in revenue and loss from continuing operations for the year ended December 31, 2013 compared to the prior year can be attributed to the foreclosure of Woodland Park mortgage revenue bond during 2013 and the acquisition of The Colonial (f/k/a Maples on 97th) properties which was owned an entire year in 2013 (see Note 20 to the Company’s consolidated financial statements).

Discontinued Operations. Effective June 30, 2015, the Company changed its reportable segments due to the classification of the Company’s Consolidated VIEs as discontinued operations. The Consolidated VIE segment was comprised of the results of operations of the underlying collateral for the related mortgage revenue bonds. The Company concluded its investment in the Consolidated VIE segment was not consistent with the Company’s portfolio of assets, as described above. As such, the Company decided to implement a strategic shift in direction by discontinuing its Consolidated VIE segment. This decision was made for the following reasons:

•
The risk profile of the Consolidated VIE segment was unique as the substance of the investment was the result of the operations of the underlying properties and not the mortgage revenue bonds (which is the form of the investment).The risk profile includes:

•The underlying properties thin capitalization,
•Related party ownership groups, and
•The lack of ultimate decision-making authority.

•	The stated purpose of the Company was not to manage properties without having some type of ownership or ability to control the underlying property.

•	Subsequent to the disposition of the Consolidated VIE properties by their owners, the Company does not plan to include this type of investment as part of its strategic direction.

As such, in April 2015, separate brokerage contracts were executed to list the Consolidated VIEs, Bent Tree and Fairmont Oaks, for sale. As a result, management has determined these Consolidated VIEs met the criteria for discontinued operations presentation and have been classified as such in the Company’s consolidated financial statements for all periods presented (see Notes 2, 4, 8, 10, 20 and 21). The Bent Tree and Fairmont Oaks Consolidated VIEs results of operations are reported in the segments as part of the discontinued operations in Net income for all periods presented (see Note 20 to the Company consolidated financial statements).

The proceeds from these sales are expected to be more than the carrying value of each of the property’s assets and the sales are expected to be completed before December 31, 2015.

The income from discontinued operations was $0.05 million in 2014, approximately $3.3 million in 2013, and approximately $2.2 million in 2012. The Partnership reported gains of approximately $3.2 million from the recognition of the sale of the Ohio Properties and Greens Property for the year ended December 31, 2013. In 2012 approximately $1.4 million gain was realized from the sales of the Commons at Churchland and Eagle Ridge properties (see Note 20 to the Company’s consolidated financial statements).

Tender Option Bond (“TOB”) Financing. In July 2011, the Company executed a Master Trust Agreement with Deutsche Bank AG (“DB”) which allows the Company to execute multiple Tender Option Bond financing facility (“TOB Trust”) structures upon the approval and agreement of terms by DB. Under each TOB Trust structure issued through the Master Trust Agreement, the TOB trustee issues senior floating-rate participation interests (“SPEARS”) and residual participating interests (“LIFERS”). These SPEARS and LIFERS represent beneficial interests in the securitized asset held by the TOB trustee. The Company will purchase the LIFERS from each of these TOB Trusts which will grant them certain rights to the securitized assets. During 2014, the Company closed six new TOB Trusts. During 2013, the Company closed six new TOB Trusts. The TOBS were issued under the terms of the Company’s Master Trust Agreement with DB.

At December 31, 2014, the Company owed approximately $174.3 million under fifteen separate TOB Trusts and owed approximately $164.3 million under fifteen separate TOB Trusts at December 31, 2013 (see Note 11 to the Company’s consolidated financial statements), as follows:

•
Approximately $44.7 million and $49.0 million was owed under three TOB Trusts which are securitized by PHC Certificates (“PHC TOB Trusts”) with outstanding principal balances of approximately $59.3 million and $65.3 million at December 31, 2014 and 2013, respectively;

•
Approximately $12.0 million was owed under three TOB Trusts which securitized mortgage-backed securities (“MBS TOB Trusts”) with a par value of approximately $14.8 million at December 31, 2014. The Company owed approximately $33.9 million under six TOB Trusts which securitized mortgage-backed securities (“MBS TOB Trusts”) with a par value of approximately $42.8 million at December 31, 2013; and

•
The Company also owes approximately $117.6 million under six TOB Trusts which securitized six mortgage revenue bonds with a par value of approximately $136.8 million at December 31, 2014. The Company also owed approximately $81.4 million under six TOB Trusts which securitized ten mortgage revenue bonds with a par value of approximately $121.2 million at December 31, 2013.

As of December 31, 2014 and 2013, the total cost of borrowing for the PHC Certificates TOB financing facilities was approximately 2.2% and 2.3% per annum, respectively, and the weighted average cost of borrowing on the TOB financing facilities securitizing mortgage-backed securities was approximately 1.1% and 1.3% per annum, respectively. The Company’s total cost of borrowing under the TOB financing facilities collateralized by the mortgage revenue bonds was approximately 3.9% and 2.7% per annum as of December 31, 2014 and 2013, respectively. The Company accounts for these TOB transactions as secured financing arrangements.

Tax Exempt Bond Securitization (“TEBS”) Financings. On July 10, 2014, the Partnership and its newly created consolidated subsidiary, ATAX TEBS II, LLC (“2014 Sponsor”), entered into a number of agreements relating to a new long-term debt financing facility provided through the securitization of 13 mortgage revenue bonds. The gross proceeds from this M31 TEBS Financing was approximately $94.7 million. After the payment of transaction expenses, the Partnership received net proceeds from the M31 TEBS Financing of approximately $91.6 million. The Partnership applied approximately $72.4 million of these net proceeds to retire the short-term securitizations that previously existed on these bonds and approximately $6.3 million to a stabilization escrow. The approximate $6.3 million is reported as restricted cash on the December 31, 2014 balance sheet. The Company owes approximately $94.7 million at December 31, 2014 (see Note 11 to the Company’s consolidated financial statements).

On September 1, 2010, the Partnership and its consolidated subsidiary ATAX TEBS I, LLC, entered into a number of agreements relating to a long-term debt financing facility provided through the securitization of 13 mortgage revenue bonds pursuant to Freddie Mac’s TEBS program. The gross proceeds from this M24 TEBS Financing was approximately $95.8 million. After the payment of transaction expenses, the Company received net proceeds from the M24 TEBS Financing of approximately $90.4 million. After the 2014 redemption of the Lost Creek mortgage revenue bond, the Company securitized 12 mortgage revenue bonds and owes approximately $76.4 and $93.0 million at December 31, 2014 and 2013, respectively, (see Note 11 to the Company’s consolidated financial statements).

The M31 and M24 TEBS Financing essentially provides the Company with a long-term variable-rate debt facility at interest rates reflecting prevailing short-term tax-exempt rates. As of December 31, 2014, the total cost of borrowing was 1.5% per annum for the M31 TEBS Financing facility. As of December 31, 2014 and 2013, the total cost of borrowing was 2.0% per annum for the M24 TEBS Financing facility (see interest rate derivative discussion in Item 7a).

Opportunities and Challenges. The disruptions in domestic and international financial markets, and the resulting availability of debt financing has improved since the restrictions seen in 2008. The decline in construction and rehabilitation of affordable multifamily properties during the previous credit crisis, in our view, continues to create potential investment opportunities for the Partnership in both mortgage revenue bonds as well as quality MF Properties.  Our ability to restructure existing debt together with the ability to improve the operations of the MF Properties through our affiliated property management company can position these MF Properties for an eventual financing with mortgage revenue bonds meeting our investment criteria and that will be supported by a valuable and well-run multifamily residential property.  We believe we can selectively acquire MF Properties, restructure debt and improve operations in order to create value to our shareholders in the form of a strong mortgage revenue bond investment.

On the other hand, economic weakness in real estate and municipal bond markets may limit our ability to access additional debt financing that the Partnership uses to partially finance its investment portfolio or otherwise meet its liquidity requirements.  The economic conditions including sluggish job growth and low home mortgage interest rates have had a negative effect on some of the Residential Properties which collateralize our mortgage revenue bond investments and our MF Properties in the form of lower occupancy. In addition, the Residential Properties and MF Properties which have not reached stabilization (which is 90% occupancy for 90 days and the achievement of 1.15 times debt service coverage ratio on amortizing debt service during the year) will result in lower economic occupancy. The overall economic occupancy (which is adjusted to reflect rental concessions, delinquent rents and non-revenue units such as model units and employee units) of the stabilized Residential Properties that the Partnership has financed with mortgage revenue bonds was approximately 91% during 2014 and 90% during 2013.  The economic occupancy of the stabilized MF Properties has increased to approximately 86% during 2014 as compared to 82% during 2013.  Based on the growth statistics in the market, we expect to see continued improvement in property operations and profitability.

Discussion of the Residential Properties securing the Partnership Bond Holdings and MF Properties as of December 31, 2014

The following discussion describes the operations and financial results of the individual Residential Properties financed by the mortgage revenue bonds held by the Partnership and the MF Properties in which it holds an ownership.  The discussion also outlines the bond holdings of the Partnership, discusses the significant terms of the bonds and identifies those ownership entities which are Consolidated VIEs of the Company and reported as discontinued operations.

			Number	Percentage of Occupied		Economic Occupancy (1) for
		Number	of Units	Units as of December 31,		the period ended December 31,
Property Name	Location	of Units	Occupied	2014	2013	2014	2013

Non-Consolidated Properties-Stabilized (2)
Arbors of Hickory Ridge	Memphis, TN	348	324	93%	92%	86%	90%
Ashley Square Apartments	Des Moines, IA	144	135	94%	94%	91%	96%
Bella Vista Apartments	Gainesville, TX	144	141	98%	93%	87%	81%
Bridle Ridge Apartments	Greer, SC	152	149	98%	99%	96%	91%
Brookstone Apartments	Waukegan, IL	168	164	98%	96%	91%	86%
Cross Creek Apartments	Beaufort, SC	144	136	94%	97%	88%	82%
Greens of Pine Glen Apartments	Durham, NC	168	156	93%	94%	86%	86%
Harden Ranch (5)	Salinas, CA	100	99	99%	n/a	98%	n/a
Lake Forest Apartments	Daytona Beach, FL	240	229	95%	90%	87%	82%
Live 929 Apartments (5)	Baltimore, MD	572	553	97%	n/a	90%	n/a
Ohio Properties (4)	Ohio	362	346	96%	93%	94%	94%
Runnymede Apartments	Austin, TX	252	245	97%	98%	96%	94%
South Park Ranch Apartments	Austin, TX	192	190	99%	98%	95%	91%
Tyler Park Townhomes	Greenfield, CA	88	87	99%	97%	99%	98%
Westside Village Market	Shafter, CA	81	78	96%	100%	99%	101%
Woodlynn Village	Maplewood, MN	59	51	86%	100%	91%	98%
		3,214	3,083	96%	95%	91%	90%

Non-Consolidated Properties-Not Stabilized (3)
Avistar at Chase Hill	San Antonio, TX	232	209	90%	n/a	75%	n/a
Avistar at the Crest	San Antonio, TX	200	184	92%	n/a	82%	n/a
Avistar at the Oaks	San Antonio, TX	156	142	91%	n/a	67%	n/a
Avistar in 09	San Antonio, TX	133	128	96%	n/a	81%	n/a
Avistar on the Boulevard	San Antonio, TX	344	327	95%	n/a	79%	n/a
Avistar on the Hills	San Antonio, TX	129	123	95%	n/a	80%	n/a
Copper Gate	Lafayette, IN	128	121	95%	n/a	96%	n/a
Glenview Apartments (5)	Cameron Park, CA	88	85	97%	n/a	95%	n/a
Heritage Square Apartments (5)	Edinburg, TX	204	165	81%	n/a	74%	n/a
Montclair Apartments (5)	Lemoore, CA	80	77	96%	n/a	99%	n/a
Palms at Premier Park (5)	Columbia, SC	240	229	95%	n/a	80%	n/a
Renaissance Gateway	Baton Rouge, LA	208	194	93%	n/a	55%	n/a
Santa Fe Apartments (5)	Hesperia, CA	89	88	99%	n/a	99%	n/a
Suites at Paseo (5)	San Diego, CA	384	345	90%	n/a	65%	n/a
Vantage at Judson	San Antonio, TX	288	260	90%	n/a	48%	n/a
		2,903	2,677	92%	n/a	71%	n/a

			Number	Percentage of Occupied		Economic Occupancy (1) for
		Number	of Units	Units as of December 31,		the period ended December 31,
Property Name	Location	of Units	Occupied	2014	2013	2014	2013

MF Properties-Stabilized (2)
Arboretum	Omaha, NE	145	144	99%	99%	92%	89%
Eagle Village	Evansville, IN	511	349	68%	64%	67%	67%
Glynn Place	Brunswick, GA	128	106	83%	80%	78%	75%
Meadowview	Highland Heights, KY	224	190	85%	94%	91%	84%
Residences at DeCordova	Granbury, TX	110	103	94%	99%	92%	88%
Residences at Weatherford	Weatherford, TX	76	74	97%	99%	99%	92%
Woodland Park (6)	Topeka, KS	236	211	89%	91%	91%	90%
		1,430	1,177	82%	84%	86%	82%

MF Properties-Not Stabilized (3)
The 50/50 (5)	Lincoln, NE	475	456	96%	n/a	n/a	n/a
The Colonial, f/k/a Maples on 97th	Omaha, NE	258	223	86%	89%	82%	80%
		733	679	93%	89%	82%	80%

(1)
Economic occupancy is presented for 2014 and 2013, and is defined as the net rental income received divided by the maximum amount of rental income to be derived from each property. This statistic is reflective of rental concessions, delinquent rents and non-revenue units such as model units and employee units. Actual occupancy is a point in time measure while economic occupancy is a measurement over the period presented. Therefore, economic occupancy for a period may exceed the actual occupancy at any point in time.

(2)	Stabilization is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service.

(3)
During 2014, these properties were under construction or renovation. Therefore these properties are considered not stabilized as they have not met the criteria for stabilization (see footnote 2 above).

(4)
The Partnership holds approximately $18.2 million of mortgage revenue bonds secured by Crescent Village, Willow Bend and Postwoods (Ohio Properties). Crescent Village is located in Cincinnati, Ohio, Willow Bend is located in Columbus (Hilliard), Ohio and Postwoods is located in Reynoldsburg, Ohio.

(5)	Previous period occupancy numbers are not available as these are new investments.

(6)
This property was foreclosed on May 29, 2013 and became an MF Property. The occupancy information includes the periods prior to the foreclosure when the Partnership held a mortgage revenue bond secured by this property.

Non-Consolidated Properties-Stabilized

The owners of the following properties do not meet the definition of a VIE and/or the Partnership has evaluated and determined it is not the primary beneficiary of the VIE. As a result, the Company does not report the assets, liabilities and results of operations of these properties on a consolidated basis. These Residential Properties have met the stabilization criteria which is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service during the year.

Arbors of Hickory Ridge - Arbors of Hickory Ridge Apartments is located in Memphis, Tennessee and contains 348 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Arbors of Hickory Ridge.  The mortgage revenue bond has an outstanding principal amount of $11.5 million and has a base interest rate of 6.25% per annum. The bond does not provide for contingent interest. This bond was purchased at par in December 2012. Arbors of Hickory Ridge’s operations resulted in net operating income of $1.22 million and $1.18 million before payment of bond debt service on net revenue of approximately $2.36 million and $2.35 million in 2014 and 2013, respectively. The increase in net operating income was due to a decrease in administrative and utility expenses and real estate taxes. The property is current on the payment of principal and interest on the Partnership’s bond as of December 31, 2014.

Ashley Square - Ashley Square Apartments is located in Des Moines, Iowa and contains 144 units.  The mortgage revenue bond owned by the Partnership is a traditional “80/20” bond issued prior to the Tax Reform Act of 1986.  This bond requires that 20% of the rental units be set aside for tenants whose income does not exceed 80% of the area median income, without adjustment for household size.  The bond has an outstanding principal amount of $5.2 million and has a base interest rate of 6.25% per annum.  The bond also provides for contingent interest payable from excess cash flow generated by the underlying property through the potential payment of contingent interest.  The bond accrues contingent interest at a rate of 3.0% per annum and such contingent interest is payable only if the underlying property generates excess operating cash flows or realizes excess cash through capital appreciation and a related sale or refinancing of the property.  To date, the Partnership has realized approximately $40,000 of contingent interest income related to this bond. Ashley Square’s operations resulted in net operating income of $582,000 and $605,000 before payment of bond debt service on net revenue of approximately $1.39 million and $1.38 million in 2014 and 2013, respectively.  The decrease in net operating income is the result of an increase in salary and administrative expenses. The property is current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Bella Vista - Bella Vista Apartments is located in Gainesville, Texas and contains 144 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $6.5 million and has a base interest rate of 6.15% per annum.  The bond does not provide for contingent interest.  Bella Vista’s operations resulted in net operating income of $584,000 and $549,000 before payment of debt service on net revenue of approximately $1.18 million and $1.11 million in 2014 and 2013, respectively. The increase in net operating income is due to an increase in economic occupancy along with an decrease in leasing expenses. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Bridle Ridge - Bridle Ridge Apartments is located in Greer, South Carolina and contains 152 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $7.7 million and a base interest rate of 6.0% per annum.  The bond does not provide for contingent interest. Bridle Ridge’s operations resulted in net operating income of approximately $666,000 and $694,000 before payment of bond debt service on net revenue of approximately $1.15 million and $1.14 million in 2014 and 2013, respectively. The decrease in net operating income is due to an increase in salary expense and management fees offset my an increase in economic occupancy. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Brookstone - Brookstone Apartments is located in Waukegan, Illinois and contains 168 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $9.3 million and a base interest rate of 5.45% per annum.  The bond does not provide for contingent interest. These bonds were purchased in October 2009 at a discount from par for approximately $7.3 million providing an approximate yield to maturity of 7.5%. Brookstone’s operations resulted in net operating income of $543,000 and $587,000 before payment of bond debt service on net revenue of approximately $1.29 million and $1.35 million in 2014 and 2013, respectively. The decrease in net operating income is due to an increase in utility and repair and maintenance expenses offset by an increase in economic occupancy. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Cross Creek - Cross Creek Apartments is located in Beaufort, South Carolina and contains 144 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The bond has an outstanding principal amount of $8.4 million and has a base interest rate of 6.15% per annum. The bond does not provide for contingent interest. These bonds were purchased in April 2009 at a discount from par for approximately $5.9 million providing an approximate yield to maturity of 7.4%. Cross Creek’s operations resulted in net operating income of $498,000 and $435,000 before payment of bond debt service on net revenue of approximately $1.25 million and $1.16 million in 2014 and 2013, respectively.  The increase in net operating income is due to an increase in economic occupancy along with a decrease in advertising expense. The property is current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Greens of Pine Glen - Greens of Pine Glen Apartments is located in Durham, North Carolina and contains 168 units and was acquired in February 2009. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has an outstanding principal amount of $8.4 million and has a base interest rate of 6.5% per annum. The Series B bond has an outstanding principal amount of $1.0 million and has a base interest rate of 12.0% per annum. The bond does not provide for contingent interest. The Greens of Pine Glen Apartment’s operations resulted in the recognition of approximately $673,000 and $572,000 of net operating income on revenue of approximately $1.42 million and $1.40 million during 2014 and 2013, respectively. The increase in net operating income is due to a decrease in utility and salary expenses. The property is current on the payment of principal and interest on the Partnership’s bonds as of December 31, 2014.

Harden Ranch - Harden Ranch is located in Salinas, California and contains 100 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond. The Series A bond has an outstanding principal amount of $7.0 million and has a base interest rate of 5.75%. The Series B bond has an outstanding principal amount of $2.3 million and has a base interest rate of 5.50% per annum. The bond does not provide for contingent interest. This bond was purchased in February of 2014. Harden Ranch’s operations resulted in net operating income of $561,000 before payment of bond debt service on net revenue of approximately $992,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Lake Forest - Lake Forest Apartments is located in Daytona Beach, Florida and contains 240 units.  The mortgage revenue bond owned by the Partnership is a traditional “80/20” bonds issued prior to the Tax Reform Act of 1986.  The bond has an outstanding principal amount of $8.9 million and has a base interest rate of 6.25% per annum.  The bond also provides for contingent interest payable from excess cash flow generated by the underlying property through the potential payment of contingent interest.  The bond accrues contingent interest at a rate of 1.6% per annum and such contingent interest is payable only if the underlying property generates excess operating cash flows or realizes excess cash through capital appreciation and a related sale or refinancing of the property.  To date, the Partnership has realized approximately $21,000 of contingent interest income related to this bond.   Lake Forest’s operations resulted in net operating income of $1.02 million and $891,000 before payment of bond debt service on net revenue of approximately $2.05 million and $1.91 million in 2014 and 2013, respectively.  The increase in net operating income is a result of an increase in economic occupancy as well as a decrease in real estate taxes due to the restructuring of the property ownership. The property is current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Live 929 Apartments - Live 929 Apartments is located in Baltimore, Maryland and is a 572 bed student living facility. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Live 929 Apartments. The bond has an outstanding principal amount of $40.2 million and has a base interest rate of 5.78%. The bond does not provide for contingent interest. This bond was purchased in June of 2014. Live 929’s operations resulted in net operating income of $2.25 million before payment of bond debt service on net revenue of approximately $3.45 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Ohio Properties -The Ohio properties are made up of the following three multifamily apartment complexes located in Ohio. The mortgage revenue bonds owned by the Partnership were a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has on outstanding principal amount of $14.4 million and has a base interest rate of 7.0% per annum. The Series B bond has an outstanding principal amount of $3.6 million and has a base interest rate of 10.0% per annum. The bonds are collateralized by the three multifamily apartment complexes. The bond does not provide for contingent interest. The properties are current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Crescent Village - Crescent Village Townhomes is located in Cincinnati, Ohio and contains 90 units and was acquired in July 2007.  Crescent Village reported net operating income of approximately $377,000 and $424,000 on net revenue of approximately $872,000 and $848,000 in 2014 and 2013, respectively.  The decrease in net operating income is the result of an increase in salary, utility and repair and maintenance expenses and real estate taxes.

Post Woods -  Post Woods Townhomes is located in Reynoldsburg, Ohio and contains 180 units and was acquired in July 2007. Post Woods reported net operating income of approximately $700,000 and $968,000 on net revenue of approximately $1.64 million and $1.91 million in 2014 and 2013, respectively.  The decrease in net operating income is a result of changes in occupancy, recovery of bad debt and real estate taxes.

Willow Bend - Willow Bend Townhomes is located in Columbus (Hilliard), Ohio and contains 92 units and was acquired in July 2007. Willow Bend reported net operating income of approximately $415,000 and $557,000 on net revenue of approximately $894,000 and $1.02 million in 2014 and 2013, respectively.  The decrease in net operating income is a result of changes in occupancy and recovery of bad debt.

Runnymede Apartments - Runnymede Apartments is located in Austin, Texas and contains 252 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $10.4 million and has a base interest rate of 6.00% per annum.  The bond does not provide for contingent interest. Runnymede’s operations resulted in net operating income of $1.14 million and $1.09 million before payment of bond debt service on net revenue of approximately $2.41 million and $2.29million in 2014 and 2013 respectively.  The increase in net operating income is the result of an increase in economic occupancy along with a decrease in repair and maintenance expenses. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

South Park Ranch Apartments - South Park Ranch Apartments is located in Austin, Texas and contains 192 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $13.7 million and has a base interest rate of 6.13% per annum.  The bond does not provide for contingent interest. These bonds were purchased in August 2009 at a discount from par for approximately $11.9 million providing an approximate yield to maturity of 6.8%. South Park’s operations resulted in net operating income of $1.35 million and $1.30 million before payment of bond debt service on net revenue of approximately $2.12 million and $2.04 million in 2014 and 2013, respectively.  The increase in net operating income is the result of an increase in economic occupancy. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Tyler Park - Tyler Park is located in Greenfield, California and contains 88 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond. The Series A bond has an outstanding principal amount of $6.1 million and has a base interest rate of 5.75% per annum. The Series B bond has an outstanding principal amount of $2.0 million and has a base interest rate of 5.50% per annum. This bond does not provide for contingent interest. The bonds were purchased in December 2013. Tyler Park’s operations resulted in net operating income of approximately $446,000 and $384,000 before payment of bond debt service on net revenue of approximately $925,000 and $939,000 in 2014 and 2013, respectively. The increase in net operating income is the result of a decrease in repair and maintenance expenses. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Westside Village - Westside Village is located in Shafter, California and contains 81 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond. The Series A bond has an outstanding principal amount of $4.0 million and has a base interest rate of 5.75% per annum. The Series B bond has an outstanding principal amount of $1.4 million and has a base interest rate of 5.50% per annum. This bond does not provide for contingent interest. The bonds were purchased in December 2013. Westside Village’s operations resulted in net operating income of approximately $353,000 and $373,000 before payment of bond debt service on net revenue of approximately $625,000 and $624,000 in 2014 and 2013, respectively. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Woodlynn Village - Woodlynn Village is located in Maplewood, Minnesota and contains 59 units.  The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs.  The bond has an outstanding principal amount of $4.4 million and has a base interest rate of 6.0% per annum.  The bond does not provide for contingent interest. Woodlynn Village’s operations resulted in net operating income of $377,000 and $395,000 before payment of bond debt service on net revenue of approximately $601,000 and $617,000 in 2014 and 2013 respectively.  The decrease in net operating income is the result of a decrease in economic occupancy. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Non-Consolidated Properties-Not Stabilized

The owners of the following properties do not meet the definition of a VIE and/or the Partnership has evaluated and determined it is not the primary beneficiary of the VIE. As a result, the Company does not report the assets, liabilities and results of operations of these properties on a consolidated basis. These Residential Properties have not met the stabilization criteria which is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service during the year.

Avistar at Chase Hill - Avistar at Chase Hill is located in San Antonio, Texas and contains 232 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar at Chase Hill. The Series A bond has an outstanding principal amount of $10.0 million and has a base interest rate of 6.00% per annum. The Series B bond has an outstanding principal amount of $1.0 million and has a base interest rate of 9.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in February 2013. Avistar at Chase Hill’s operations resulted in net operating income of approximately $829,000 before payment of bond debt service on net revenue of approximately $1.85 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Avistar at the Crest - Avistar at the Crest is located in San Antonio, Texas and contains 200 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar at the Crest. The Series A bond has an outstanding principal amount of $9.7 million and has a base interest rate of 6.00% per annum. The Series B bond has an outstanding principal amount of $759,000 and has a base interest rate of 9.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in February 2013. Avistar at the Crest’s operations resulted in net operating income of approximately $927,000 before payment of bond debt service on net revenue of approximately $1.76 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Avistar at the Oaks - Avistar at the Oaks is located in San Antonio, Texas and contains 156 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar at the Oaks. The Series A bond has an outstanding principal amount of $7.8 million and has a base interest rate of 6.00% per annum. The Series B bond has an outstanding principal amount of $554,000 and has a base interest rate of 9.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in June 2013. Avistar at the Oaks’ operations resulted in net operating income of approximately $571,000 before payment of bond debt service on net revenue of approximately $1.15 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Avistar in 09 - Avistar in 09 is located in San Antonio, Texas and contains 133 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar in 09. The Series A bond has an outstanding principal amount of $6.7 million and has a base interest rate of 6.00% per annum. The Series B bond has an outstanding principal amount of $457,000 and has a base interest rate of 9.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in June 2013. Avistar in 09’s operations resulted in net operating income of approximately $534,000 before payment of bond debt service on net revenue of approximately $1.02 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Avistar on the Boulevard - Avistar on the Boulevard is located in San Antonio, Texas and contains 344 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar on the Boulevard. The Series A bond has an outstanding principal amount of $16.5 million and has a base interest rate of 6.00% per annum. The Series B bond has an outstanding principal amount of $451,000 and has a base interest rate of 9.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in February 2013. Avistar on the Boulevard’s operations resulted in net operating income of approximately $1.46 million before payment of bond debt service on net revenue of approximately $2.62 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Avistar on the Hills - Avistar on the Hills is located in San Antonio, Texas and contains 129 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Avistar on the Hills. The Series A bond has an outstanding principal amount of $5.4 million and has a base interest rate of 6.00% per annum. This bond does not provide for contingent interest. The bonds were purchased in June 2013. Avistar on the Hills’ operations resulted in net operating income of approximately $566,000 before payment of bond debt service on net revenue of approximately $1.06 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Copper Gate Apartments - Copper Gate Apartments is located in Lafayette, Indiana and contains 128 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. This bond has an outstanding principal amount of $5.2 million and a base interest rate of 6.25% per annum. The bond does not provide for contingent interest. This bond was purchased in December 2013. Copper Gate’s operations resulted in net operating income of $466,000 before payment of bond debt service on net revenue of approximately $977,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Glenview Apartments - Glenview Apartments is located in Cameron Park, California and contains 88 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has an outstanding principal amount of $4.7 million and has a base interest rate of 5.75%. The Series B bond has an outstanding principal amount of $2.1 million and has a base interest rate of 5.50% per annum. The bond does not provide for contingent interest. This bond was purchased in November of 2014. Glenview’s operations resulted in net operating income of $52,000 before payment of bond debt service on net revenue of approximately $82,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Heritage Square Apartments - Heritage Square Apartments is located in Edinburg, Texas and contains 204 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Heritage Square Apartments. The Series A bond has an outstanding principal amount of $11.2 million and has a base interest rate of 6.00%. The Series B bond has an outstanding principal amount of $520,000 and has a base interest rate of 12.00% per annum. The bond does not provide for contingent interest. This bond was purchased in August of 2014. Heritage Square’s operations resulted in net operating income of $271,000 before payment of bond debt service on net revenue of approximately $407,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Montclair Apartments - Montclair Apartments is located in Lemoore, California and contains 80 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has an outstanding principal amount of $2.5 million and has a base interest rate of 5.75%. The Series B bond has an outstanding principal amount of $928,000 and has a base interest rate of 5.50% per annum. The bond does not provide for contingent interest. This bond was purchased in November of 2014. Montclair’s operations resulted in net operating income of $28,000 before payment of bond debt service on net revenue of approximately $64,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Palms at Premiere Park - Palms at Premiere Park is located in Columbia, South Carolina and contains 240 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Palms at Premier Park. The bond has an outstanding principal amount of $20.2 million and has a base interest rate of 6.25%. The bond does not provide for contingent interest. This bond was purchased in December of 2013. Palms at Premier Park’s operations resulted in net operating income of $1.47 million before payment of bond debt service on net revenue of approximately $2.34 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Renaissance Gateway - Renaissance Gateway is located in Baton Rouge, Louisiana and contains 208 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has an outstanding principal amount of $8.6 million and has a base interest rate of 6.00%. The Series B bond has an outstanding principal amount of $1.3 million and has a base interest rate of 12.00%. The Series C bond has an outstanding principal amount of $2.9 million and has a base interest rate of 12.00%. The bond does not provide for contingent interest. This bond was purchased and construction was completed in the third quarter of 2014. Renaissance Gateway’s operations resulted in net operating income of $33,000 before payment of bond debt service on net revenue of approximately $594,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Santa Fe Apartments - Santa Fe Apartments is located in Hesperia, California and contains 89 units. The mortgage revenue bond owned by the Partnership is a private activity housing bond issued in conjunction with the syndication of LIHTCs. The Series A bond has an outstanding principal amount of $3.1 million and has a base interest rate of 5.75%. The Series B bond has an outstanding principal amount of $1.7 million and has a base interest rate of 5.50% per annum. The bond does not provide for contingent interest. This bond was purchased in November of 2014. Santa Fe’s operations resulted in net operating income of $31,000 before payment of bond debt service on net revenue of approximately $81,000 in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Suites at Paseo - Suites at Paseo is located in San Diego, California and contains 384 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Suites at Paseo. The bond has an outstanding principal amount of $35.5 million and has a base interest rate of 6.25%. The bond does not provide for contingent interest. This bond was purchased in December of 2013. Santa Fe’s operations resulted in net operating income of $501,000 before payment of bond debt service on net revenue of approximately $3.55 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Vantage at Judson - Vantage at Judson is located in San Antonio, Texas and contains 288 units. The mortgage revenue bond owned by the Partnership was sponsored by the 501(c)3 not-for-profit owner of Vantage at Judson. The bond has an outstanding principal amount of $6.0 million and has a base interest rate of 9.00%. The bond does not provide for contingent interest. This bond was purchased in December of 2012 and construction on this property was finished in Spring of 2014. Vantage at Judson’s operations resulted in net operating income of $964,000 before payment of bond debt service on net revenue of approximately $1.97 million in 2014. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

Pro Nova 2014-1 and 2014-2 - These mortgage revenue bonds are secured by ground, facility, and equipment at The Proton Therapy Center, LLC d/b/a Provision Center for Proton Therapy (“Pro Nova”), an ancillary health care facility providing cutting edge proton and traditional photon therapy treatment to cancer patients in Knoxville, Tennessee. Therefore, these mortgage revenue bonds are not included in the economic occupancy table. The property is current on principal and interest payments on the Partnership’s bond as of December 31, 2014.

MF Properties-Stabilized

Seven MF Properties are owned by various Partnership subsidiaries. Such subsidiaries hold a 99% limited partner interest in two limited partnerships and 100% membership interests in five limited liability companies. The properties are encumbered by mortgage loans with an aggregate principal balance of $39.4 million at December 31, 2014. The Company reports the assets, liabilities, and results of operations of these properties on a consolidated basis. These MF Properties have met the stabilization criteria defined as 90% occupancy for 90 days and achievement of a 1.15 times debt service coverage ration on amortizing debt service during the year.

Arboretum - Arboretum is located in Omaha, Nebraska and contains 145 units and was acquired in March 2011, for approximately $20.4 million. This is an independent senior living facility. The Arboretum’s operations resulted in recognition by the Company of net operating income of approximately $1.57 million and $1.42 million on net revenue of approximately $3.30 million and $3.01 million in 2014 and 2013, respectively. The increase in net operating income is largely due to an increase in economic occupancy along with a decrease in advertising expense.

Eagle Village - Eagle Village Apartments is located in Evansville, Indiana and contains 511 units and was acquired in June 2011, for approximately $12.0 million. This is a student housing facility. Eagle Village’s operations resulted in recognition by the Company of net operating income of approximately $475,000 and $646,000 on net revenue of approximately $1.70 million and $1.74 million in 2014 and 2013, respectively. This decrease in net operating income is due to a decrease in economic occupancy, caused by a change market rent, along with an increase in advertising, utility and repair and maintenance expenses.

Glynn Place - Glynn Place Apartments is located in Brunswick, Georgia and contains 128 units and was acquired in October 2008. Glynn Place Apartment’s operations resulted in the recognition by the Company of approximately $307,000 and $263,000 of net operating income on revenue of approximately $877,000 and $845,000 during 2014 and 2013, respectively. The increase in net operating income is due to an increase in economic occupancy along with a decrease in salary expenses.

Meadowview - Meadowview Apartments is located in Highland Heights, Kentucky and contains 224 beds and was acquired in July 2007. This property is in the process of changing from a multifamily housing facility to a student housing facility. Meadowview’s operations resulted in recognition by the Company of net operating income of approximately $508,000 and $542,000 on net revenue of approximately $1.27 million and $1.10 million in 2014 and 2013, respectively.  The decrease in net operating income is due to the transition of the property to a student housing facility. Meadowview is now paying all utilities for the students.

Residences at DeCordova - Residences of DeCordova is a senior (55+) affordable housing project located in Granbury, Texas in the Dallas-Fort Worth area.  The Company acquired ownership of the property through foreclosure in February 2011. At this time, the Partnership is operating the 110 unit property as a market rate rental property. DeCordova’s operations resulted in recognition by the Company of net operating income of approximately $619,000 and $618,000 on net revenue of approximately $1.13 million and $1.10 million in 2014 and 2013, respectively.

Residences at Weatherford - Residences of Weatherford is a senior (55+) affordable housing project with 76 units located in Weatherford, Texas in the Dallas-Fort Worth area. The Company acquired ownership of the property through foreclosure in February 2011. In July 2011, the Company obtained a construction loan secured by the DeCordova and Weatherford properties. The $6.4 million construction loan funded the completion of Weatherford and is with an unrelated third party. This property was completed in April 2012 and the Partnership is operating the property as a market rate rental property. Weatherford’s operations resulted in recognition by the Company of net operating income of approximately $458,000 and $377,000 on net revenue of approximately $858,000 and $786,000 in 2014 and 2013, respectively. The increase in net operating income is due directly related to an increase in economic occupancy.

Woodland Park - Woodland Park is located in Topeka, Kansas and contains 236 units. Upon the conclusion of the foreclosure proceedings on May 29, 2013, Woodland Park became an MF property. The Company owned mortgage revenue bonds secured by the property and did not consolidate the property prior to the foreclosure conclusion. Woodland Park’s operations resulted in recognition by the Company of net operating income of $945,000 on net revenue of approximately $1.83 million in 2014.

MF Properties-Not Stabilized

Two MF Properties are owned by various Partnership subsidiaries. Such subsidiaries hold a 99% limited partner interest in one limited partnerships and 100% membership interests in one limited liability companies. The properties are encumbered by mortgage loans with an aggregate principal balance of $37.3 million at December 31, 2014. The Company reports the assets, liabilities, and results of operations of these properties on a consolidated basis. These MF Properties have not met the stabilization criteria defined as 90% occupancy for 90 days and achievement of a 1.15 times debt service coverage ration on amortizing debt service during the year.

The 50/50 - The 50/50 is a student housing facility with 475 beds located in Lincoln, Nebraska. The construction of this property was finished in August of 2014 and is in the stabilization period. The 50/50’s operations resulted in recognition by the Company of net operating income of approximately $910,000 on net revenue of approximately $1.5 million in 2014.

The Colonial (f/k/a Maples on 97th) - The Colonial (f/k/a Maples on 97th) Apartments is located in Omaha, Nebraska and contains 258 units and was acquired in August 2012. The Colonial’s (f/k/a Maples on 97th) operations resulted in the recognition by the Company of net operating income of approximately $691,000 on net revenue of approximately $1.79 million in 2014.

Consolidated VIEs - Discontinued Operations

The owners of the following properties have been determined to meet the definition of a VIE and the Partnership has been determined to be the Primary Beneficiary. As a result, the Company reports the assets, liabilities and results of operations of these properties on a consolidated basis. These Residential Properties have met the stabilization criteria which is generally defined as 90% occupancy for 90 days and an achievement of 1.15 times debt service coverage ratio on amortizing debt service during the year.

Bent Tree - Bent Tree Apartments is located in Columbia, South Carolina and contains 232 units.  The mortgage revenue bond owned by the Partnership is a traditional “80/20” bond issued prior to the Tax Reform Act of 1986.  The bond has an outstanding principal amount of $7.5 million and has a base interest rate of 6.25% per annum.  The bond also provides for contingent interest payable from excess cash flow generated by the underlying property through the potential payment of contingent interest.  The bond accrues contingent interest at a rate of 1.9% per annum and such contingent interest is payable only if the underlying property generates excess operating cash flows or realizes excess cash through capital appreciation and a related sale or refinancing of the property.  To date, the property has not paid any contingent interest and the Partnership has not recognized any contingent interest income related to this bond. Bent Tree’s operations resulted in net operating income of $599,000 and $521,000 before payment of bond debt service on net revenue of approximately $1.68 million and $1.58 million in 2014 and 2013, respectively.  The increase in net operating income is due to an increase in economic occupancy and a decrease in utility expenses. The property is current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Fairmont Oaks - Fairmont Oaks Apartments is located in Gainesville, Florida and contains 178 units.  The mortgage revenue bond owned by the Partnership is a traditional “80/20” bond issued prior to the Tax Reform Act of 1986.  The bond has an outstanding principal amount of $7.3 million and has a base interest rate of 6.3% per annum.  The bond also provides for contingent interest payable from excess cash flow generated by the underlying property through the potential payment of contingent interest.  The bond accrues contingent interest at a rate of 2.2% per annum and such contingent interest is payable only if the underlying property generates excess operating cash flows or realizes excess cash through capital appreciation and a related sale or refinancing of the property.  To date, the Partnership has realized $57,000 in contingent interest income related to this bond.  Fairmont Oak’s operations resulted in net operating income of $711,000 and $615,000 before payment of bond debt service on net revenue of approximately $1.49 million and $1.41 million in 2014 and 2013, respectively.  The increase in net operating income is due to an increase in economic occupancy along with a decrease in advertising and repair and maintenance expenses. The property is current on the payment of principal and base interest on the Partnership’s bond as of December 31, 2014.

Results of Operations

The Consolidated Company

The tables below compare the results of operations for the Company for 2014, 2013, and 2012:

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Revenues:
Property revenues	$14,250,572	$13,115,858	$9,686,414
Investment income	26,606,234	22,651,622	11,078,467
Contingent interest income	40,000	6,497,160	—
Other interest income	856,217	1,772,338	150,882
Gain on mortgage revenue bonds - sale and redemption	3,701,772	—	680,444
Other income	188,000	250,000	555,328
Total Revenues	45,642,795	44,286,978	22,151,535

Expenses:
Real estate operating (exclusive of items shown below)	7,796,761	7,622,182	6,022,923
Realized loss on taxable property loan	—	4,557,741	—
Provision for loan loss	75,000	168,000	—
Provision for loss on receivables	—	241,698	452,700
Depreciation and amortization	6,081,500	5,823,477	4,056,612
Interest	11,165,911	6,990,844	5,275,008
General and administrative	5,547,208	4,237,245	3,512,233
Total Expenses	30,666,380	29,641,187	19,319,476
Income from continuing operations	14,976,415	14,645,791	2,832,059
Income from discontinued operations (including gain on sale of MF Properties of $3,177,183 and $1,406,608 for 2013 and 2012, respectively)	52,773	3,331,051	2,163,979
Net income	15,029,188	17,976,842	4,996,038
Net income attributable to noncontrolling interest	(4,673)	261,923	549,194
Net income - America First Multifamily Investors, L. P.	$15,033,861	$17,714,919	$4,446,844

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Property revenues.  Property revenues increased approximately $1.1 million when comparing 2013 to 2014 due to offsetting factors. Approximately $2.3 million of the increase was attributable to The 50/50 which began leasing in August 2014 and Woodland Park which became an MF Property effective June 1, 2013 after the completion of the foreclosure of the property’s mortgage revenue bond (see Note 5 to the Company’s consolidated financial statements). In addition, approximately $647,000 was attributable to the net increase in the existing MF Properties’ economic occupancy. Offsetting these increases was the approximate $1.8 million decrease due to the Lake Forest deconsolidation in the fourth quarter 2013. Annual net revenues per unit related to the MF Properties increased to approximately $6,844 per unit in 2014 from approximately $6,836 in 2013. The annual net revenues per unit related to the Consolidated VIEs, two of which are presented as discontinued operations for all periods presented, increased to approximately $7,460 in 2014 from approximately $7,014 in 2013 (see Note 10 in the Company's consolidated financial statements in Exhibit 99.4 Form 8-K filed on December 9, 2015).

Investment income.  Investment income includes interest earned on mortgage revenue bonds, PHC Certificates, and MBS. Investment income increased during 2014 as compared to 2013 by approximately $4.0 million due to offsetting factors. The increase is due to an approximate $10.7 million increase in investment income as the result of the addition of the mortgage revenue bonds during 2014, which include the Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Renaissance Apartments, Avistar on the Hills Apartments, Avistar at the Oaks Apartments, Avistar in 09 Apartments, Vantage at Harlingen Apartments, Tyler Park Townhomes, Westside Village, Lake Forest, Copper Gate, The Palms at Premier Park, The Suites on Paseo, Harden Ranch Apartments, Decatur Angle Apartments, Live 929 Apartments, Bruton Apartments, Heritage Square, Pro Nova 2014-1, Pro Nova 2014-2, Montclair Apartments, Glenview Apartments, and Santa Fe Apartments mortgage revenue bonds. These increases were offset by a decrease of approximately $6.6 million of investment income due to the recognition of the Greens Property sale in the third quarter of 2013, recognition of the Ohio sale in first quarter of 2013, the redemption of the Iona Lakes mortgage revenue bond and the completion of the foreclosure of the Woodland Park mortgage revenue bond in the second quarter of 2013, the sale of the Autumn Pines mortgage revenue bond in the second quarter of 2014, the redemption of the Lost Creek mortgage revenue bond in the first quarter 2014, the MBS sales in 2014, and the principal payments received on the mortgage revenue bond, PHC and MBS investments.

 Contingent interest income. The Company realized $40,000 of contingent interest from Ashley Square during 2014. The Company realized approximately $6.5 million of contingent interest income upon the redemption of the Iona Lakes mortgage revenue bond in June 2013 (see Note 5 to the Company’s consolidated financial statements).

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by the Partnership. The decrease in other interest income when comparing 2014 to 2013 is mostly attributable to taxable interest income from the taxable property loans which were securitized by the Ohio Properties and recognized in 2013 when the Company was able to recognize the sale of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements).

Gain on mortgage revenue bonds - sale and redemption.  The Company realized an approximate $2.8 million gain on the redemption of the Lost Creek mortgage revenue bond and an approximate $873,000 gain on the sale of the Autumn Pines mortgage revenue bond in February 2014 and April 2014, respectively. There was no gain realized on the sale or redemptions of mortgage revenue bonds during 2013.

Other income.  Other income recognized in 2014 is a guarantee fee received from the General Partner of the Greens Property and the other income recognized in 2013 is a guarantee fee received from the General Partner of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements).

Real estate operating expenses. Real estate operating expenses associated with the MF Properties and the Consolidated VIEs is comprised principally of real estate taxes, property insurance, utilities, property management fees, repairs and maintenance, and salaries and related employee expenses of on-site employees. A portion of real estate operating expenses are fixed in nature, thus a decrease in physical and economic occupancy would result in a reduction in operating margins. Conversely, as physical and economic occupancy increase, the fixed nature of these expenses will increase operating margins as these real estate operating expenses would not increase at the same rate as rental revenues.  The overall increase in real estate operating expenses was due to various offsetting factors. Decreases include approximately $1.1 million of real estate operating expenses related to Lake Forest which was a VIE that was deconsolidated in the fourth quarter of 2013 and $106,000 in Glynn Place’s repair expenses. Offsetting these decreases was an increase of approximately $891,000 related to The 50/50, which began leasing up in August 2014, and Woodland Park, which became an MF Property effective June 1, 2013 (see Note 7 to the Company’s consolidated financial statements). The remaining increase was mostly related to the MF Properties normal operating increases in salaries, utilities, management fees, real estate taxes, and repair and maintenance expenses which is related to the increase in economic occupancy.

Realized loss on taxable property loan. In June 2013, the Partnership redeemed its interest in the Iona Lakes mortgage revenue bond for approximately $21.9 million. This redemption resulted in the realization of approximately $4.6 million loss on a taxable property loan as the excess proceeds above the par value of the bond were recognized as contingent interest income. There was no realized loss on taxable property loans reported during 2014.

Provision for loan loss. The Company periodically, or as changes in circumstances or operations dictate, evaluates its investments for impairment. During 2014 and 2013, the Company determined a portion of the taxable property loans were potentially impaired and a provision for loan loss should be recorded.   A provision for loan loss and an associated loan loss reserve of $75,000 and $168,000 was recorded against the Cross Creek taxable property loan during 2014 and 2013, respectively.

Provision for loss on receivables. A provision for loss was recorded on the interest receivable from the Woodland Park mortgage revenue bond until the foreclosure was completed on May 29, 2013. There was no provision for loss on receivables expense in 2014.

Depreciation and amortization expense.  Depreciation results primarily from the apartment properties of the Consolidated VIEs and the MF Properties. Amortization consists of in-place lease intangible assets recorded as part of the acquisition-method of accounting for the acquisition of MF Properties and deferred finance cost amortization related to the closing of the TEBS and TOB financing facilities. The net increase in depreciation and amortization when comparing 2014 to 2013 was the result of offsetting factors. A decrease of approximately $472,000 of depreciation and amortization is related to Lake Forest which was a VIE that was deconsolidated in the fourth quarter of 2013 (see Note 3 to the Company’s consolidated financial statements). In addition, there was an approximate $429,000 decrease in in-place lease amortization related to the The Colonial and Woodland Park as these were fully amortized in 2013. These decreases were offset by an approximate $947,000 increase in depreciation and amortization expense related to The 50/50 which began leasing up in August 2014 and depreciation expense related to Woodland Park which became an MF Property effective June 1, 2013 (see Note 7 to the Company’s consolidated financial statements). In addition, an approximate $243,000 increase is related to the additional amortization and depreciation expense reported on new deferred debt financing costs and asset additions related to the existing properties.

Interest expense. The net increase in interest expense in 2014 as compared to 2013 was partly due to an approximate $1.7 million increase resulting from the change in the mark to market adjustment of the Company’s derivatives. These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense. In addition, an increase of approximately $2.4 million resulted from higher average outstanding debt principal between the two periods. The Company’s borrowing cost averaged approximately 2.6% per annum for 2014 and 2013.

General and administrative expenses. The increase in general and administrative expenses when comparing 2014 to 2013 is attributable to an approximate $755,000 increase in administrative fees payable to AFCA 2 related to the newly acquired mortgage revenue bonds in 2014 offset by an approximate $120,000 reduction due to the Lost Creek mortgage revenue bond redemption and the Autumn Pines mortgage revenue bond sale. In addition the Partnership realized an increase of approximately $715,000 in professional fees and salary and benefits.

Income from discontinued operations. The decrease from 2014 as compared to 2013 is attributable to the gain of approximately $1.8 million from the recognition of the sale of the Ohio Properties and approximately $1.4 million from the recognition of the sale of the Greens Property in 2013. The discontinued operations reported in 2014 is the result of operations related to the Bent Tree and Fairmont Oaks Consolidated VIEs which are reported as discontinued operations for all periods presented.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Property revenues.  Property revenues increased approximately $3.4 million from 2012 to 2013 mostly attributable to the acquisition of The Colonial (f/k/a Maples on 97th) in August 2012, Weatherford which began leasing in the second quarter of 2012, DeCordova which began leasing 34 newly constructed rental units in the third quarter of 2012, and Woodland Park which became an MF Property effective June 1, 2013. In addition, approximately $611,000 of the increase is attributable to the improved occupancy at Arboretum. Annual net rental revenues per unit related to the MF Properties increased to approximately $6,836 per unit in 2013 from approximately $5,587 in 2012. The annual net rental revenues per unit related to the Consolidated VIEs, two of which are presented as discontinued operations for all periods presented, increased to approximately $7,014 in 2013 from approximately $6,982 in 2012 (see Note 10 to the Company's consolidated financial statements in Exhibit 99.4 Form 8-K filed on December 9, 2015).

Investment income.  Investment income includes interest earned on mortgage revenue bonds, PHC Certificates, and MBS. This income increased during 2013 as compared to 2012 by approximately $11.6 million due to various factors. Approximately $5.7 million of the increase is tied to the recognition of the sale of the Ohio and Greens Properties during 2013. This income constitutes interest payments received by the Partnership since it acquired the Ohio Properties’ mortgage revenue bonds in June 2010 and the Greens Property’s mortgage revenue bonds in October 2012 which previously was deferred due to the deposit method of accounting (see Note 10 to the Company’s consolidated financial statements). Approximately $4.4 million of the increase in interest income is the result of the addition of the Arbors at Hickory Ridge, Vantage at Judson, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Renaissance Apartments, Avistar on the Hills Apartments, Avistar at the Oaks Apartments, Avistar in 09 Apartments, Vantage at Harlingen Apartments, Tyler Park Townhomes, and Westside Village Market mortgage revenue bonds. Investment income also increased approximately $3.1 million due to a full year of revenue from the PHC Certificates and MBS investment classes compared to a partial years in 2012. These increases were offset by the gain of approximately $400,000 from the sale of GMF-Madison Tower and GMF-Warren/Tulane mortgage revenue bonds in 2012 which did not repeat in 2013, approximately $571,000 decrease in revenue due to the redemption of Iona Lakes mortgage revenue bond in 2013, and the approximate $556,000 decrease due to the foreclosure of Woodland Park in May 2013.

 Contingent interest income. The Company realized approximately $6.5 million of contingent interest income upon the redemption of the Iona Lakes mortgage revenue bond in June 2013 (see Note 5 to the Company’s consolidated financial statements). There was no contingent interest income realized in 2012.

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by the Partnership. Approximately $1.1 million of the increase is attributable to taxable interest income realized from the taxable property loans securitized by the Ohio Properties. This resulted from the Partnership recognizing the sale of the Ohio Properties during 2013 (see Note 10 to the Company’s consolidated financial statements).

Gain on sale of bonds.  The gain on the sale of bonds is the result of the sale of the GMF-Madison Tower and GMF-Warren/Tulane mortgage revenue bonds in May 2012. There was no gain realized on the sale of bonds in 2013.

Other income.  Other income recognized in 2013 is a guarantee fee received from the General Partner of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements). Approximately $555,000 reported in 2012 is the payment on a property owner promissory note received upon the restructuring of the Arbors at Hickory Ridge mortgage revenue bond.

Real estate operating expenses. Real estate operating expenses associated with the MF Properties and the Consolidated VIEs is comprised principally of real estate taxes, property insurance, utilities, property management fees, repairs and maintenance, and salaries and related employee expenses of on-site employees. A portion of real estate operating expenses are fixed in nature, thus a decrease in physical and economic occupancy would result in a reduction in operating margins. Conversely, as physical and economic occupancy increase, the fixed nature of these expenses will increase operating margins as these real estate operating expenses would not increase at the same rate as rental revenues.  The overall increase in real estate operating expenses was due to various factors. The increase in real estate operating expenses was partly due to approximately $1.3 million of real estate operating expenses related to The Colonial (f/k/a Maples on 97th) which was acquired in August 2012 and Woodland Park which became an MF Property effective June 1, 2013 (see Note 8 to the Company’s consolidated financial statements in Exhibit 99.4 of Form 8-K filed on December 9, 2015). Arboretum, Meadowview, and Weatherford reported approximately $227,000 greater real estate taxes when comparing 2013 to 2012. The remaining increase was mostly related to the MF Properties normal operating increases in salaries, administrative fees, and repair and maintenance expenses. These increases were offset by approximately $150,000 in acquisition costs reported by the EAT (The Colonial, f/k/a Maples on 97th) VIE in 2012.

Realized loss on taxable property loan. In June 2013, the Partnership redeemed its interest in the Iona Lakes mortgage revenue bond for approximately $21.9 million. This redemption resulted in the realization of approximately $4.6 million loss on a taxable property loan as the excess proceeds above the par value of the bond were recognized as contingent interest income. There was no realized loss on taxable property loans reported during 2012.

Provision for loan loss. The Company periodically, or as changes in circumstances or operations dictate, evaluates its taxable property loans for impairment. During 2013, the Company determined a portion of the taxable property loans were potentially impaired and an additional provision for loan loss should be recorded.  A provision for loan loss and an associated loan loss reserve of $168,000 was recorded against the Cross Creek taxable property loan in the second quarter of 2013. There was no provision for loan loss or associated loan loss reserve during 2012.

Provision for loss on receivables. A provision for loss was recorded on the interest receivable from the Woodland Park mortgage revenue bond until the foreclosure was completed in May 2013. Any cash receipts of interest income was recorded as received.

Depreciation and amortization expense.  Depreciation results primarily from the apartment properties of the Consolidated VIEs and the MF Properties. Amortization consists of in-place lease intangible assets recorded as part of the acquisition-method of accounting for the acquisition of MF Properties and deferred finance cost amortization related to the closing of the TEBS and TOB financing facilities. Approximately $1.6 million of the increase in depreciation and amortization expense from 2012 to 2013 is related to Woodland Park which became an MF property effective June 1, 2013, The Colonial (f/k/a Maples on 97th) which was acquired at the end of August 2012, the additional depreciation recorded once the Residences at Weatherford’s construction was completed and placed in service in second quarter of 2012, and the additional depreciation recorded once the Residences of DeCordova’s new unit construction was completed in the third quarter of 2012. The remaining net increase is related to the additional amortization expense reported on the Partnership’s financing offset by the depreciation and amortization on the deconsolidation of the Lake Forest VIE.

Interest expense. The net increase in interest expense during the 2013 as compared to 2012 was due to offsetting factors. An increase of approximately $2.7 million resulted from higher average outstanding debt principal when comparing 2013 to 2012. An approximate $661,000 decrease between the two years resulted from the change in the mark to market adjustment of the Company’s derivatives. These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense. In addition, a decrease of approximately $178,000 resulted from a decrease in interest rates. The Company’s borrowing cost decreased to approximately 2.6% per annum during 2013 as compared to approximately 2.7% per annum during 2012.

General and administrative expenses. The increase in general and administrative expenses is due to offsetting factors. An approximate $623,000 increase is related to increased administrative fees payable to AFCA 2 related to the acquisition of the Public Housing Capital Fund Trusts, MBS, and the Arbors at Hickory Ridge Apartments, Vantage at Judson, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Renaissance Apartments, Avistar at the Oaks Apartments, Avistar on the Hills Apartments, Avistar in 09, and Vantage at Harlingen Apartments mortgage revenue bonds. The remaining increase is comprised of increased professional fees, printing expenses and travel expenses during 2013 as compared to 2012 offset by incentive compensation recorded in 2012 which did not recur in 2013.

Income from discontinued operations. The majority of the increase is attributable to the gain of approximately $1.8 million from the recognition of the sale of the Ohio Properties and approximately $1.4 million from the recognition of the sale of the Greens Property in 2013. The Company sold Churchland during third quarter of 2012 and recognized a gain of approximately $1.3 million.

The Partnership

The following discussion of the Partnership’s results of operations for the years ended December 31, 2014, 2013 and 2012 reflects the operations of the Partnership without the consolidation of the Consolidated VIEs required by the accounting guidance on consolidations. The Ohio Properties and the Green Property are reflected as discontinued operations and not Mortgage Revenue Bond Investments for the years ended December 31, 2013 and 2012 in the following discussion.

This information reflects the information used by management to analyze the Partnership’s operations and is reflective of the consolidated operations of the Mortgage Revenue Bond Investments segment, the MF Properties segment, the Public Housing Capital Fund Trusts segment, and the Mortgage-backed Securities segment as presented in Note 20 to the financial statements.

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Revenues:
Property revenues	$14,250,572	$11,358,718	$7,846,812
Investment income	26,606,234	23,170,169	11,650,280
Contingent interest income	40,000	6,497,160	—
Other interest income	856,217	1,772,338	150,882
Gain on mortgage revenue bonds - sale and redemption	3,701,772	—	680,444
Other income	188,000	250,000	557,300
Total Revenues	45,642,795	43,048,385	20,885,718
Expenses:
Real estate operating (exclusive of items shown below)	7,796,761	6,522,091	4,604,871
Realized loss on taxable property loan	—	4,557,741	—
Provision for loan loss	75,000	168,000	—
Provision for loss on receivables	—	241,698	452,700
Depreciation and amortization	6,081,500	5,365,376	3,437,684
Interest	11,165,911	6,990,844	5,275,008
General and administrative	5,547,208	4,237,245	3,512,233
Total Expenses	30,666,380	28,082,995	17,282,496
Net income	14,976,415	14,965,390	3,603,222
Income from discontinued operations (including gain on sale of MF Properties of $3,177,183 and $1,406,608 for 2013 and 2012, respectively)	688,333	4,127,714	2,915,662
Net income	15,664,748	19,093,104	6,518,884
Net (loss) income attributable to noncontrolling interest	(4,673)	261,923	549,194
Net income - America First Multifamily Investors, L.P.	$15,669,421	$18,831,181	$5,969,690

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Property revenues.  Property revenues increased approximately $2.9 million when comparing 2013 to 2014 due to offsetting factors. Approximately $2.3 million of the increase was attributable to The 50/50 which began leasing in August 2014 and Woodland Park which became an MF Property effective June 1, 2013 after the completion of the foreclosure of the property’s mortgage revenue bond (see Note 7 to the Company’s consolidated financial statements). In addition, approximately $683,000 was attributable to the net increase in MF Properties’ economic occupancy. Annual net revenues per unit related to the MF Properties increased to approximately $6,844 per unit in 2014 from approximately $6,836 in 2013.

Investment income.  Investment income includes interest earned on mortgage revenue bonds, PHC Certificates, and MBS. Investment income increased during 2014 as compared to 2013 by approximately $3.4 million due to offsetting factors. The increase is due to an approximate $10.2 million increase in investment income as the result of the addition of the mortgage revenue bonds acquired in 2014. These increases were offset by a decrease of approximately $6.6 million of investment income due to the recognition of the Greens Property sale in the third quarter of 2013, recognition of the Ohio sale in first quarter of 2013, the redemption of the Iona Lakes mortgage revenue bond and the completion of the foreclosure of the Woodland Park mortgage revenue bond in the second quarter of 2013, the sale of the Autumn Pines mortgage revenue bond in the second quarter of 2014, the redemption of the Lost Creek mortgage revenue bond in the first quarter 2014, the MBS sales in 2014, and the principal payments received on the mortgage revenue bond and PHC investments.

 Contingent interest income. The Company realized $40,000 of contingent interest from Ashley Square during 2014. The Company realized approximately $6.5 million of contingent interest income upon the redemption of the Iona Lakes mortgage revenue bond in June 2013 (see Note 5 to the Company’s consolidated financial statements).

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by the Partnership. The decrease in other interest income when comparing 2014 to 2013 is mostly attributable to taxable interest income from the taxable property loans which were securitized by the Ohio Properties and recognized in 2013 when the Company was able to recognize the sale of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements).

Gain on mortgage revenue bonds - sale and redemption.  The Company realized an approximate $2.8 million gain on the redemption of the Lost Creek mortgage revenue bond and an approximate $873,000 gain on the sale of the Autumn Pines mortgage revenue bond in February 2014 and April 2014, respectively. There was no gain realized on the sale or redemptions of mortgage revenue bonds in the first nine months of 2013.

Other income.  Other income recognized in 2014 is a guarantee fee received from the General Partner of the Greens Property and the other income recognized in 2013 is a guarantee fee received from the General Partner of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements).

Real estate operating expenses. Real estate operating expenses associated with the MF Properties is comprised principally of real estate taxes, property insurance, utilities, property management fees, repairs and maintenance, and salaries and related employee expenses of on-site employees. A portion of real estate operating expenses are fixed in nature, thus a decrease in physical and economic occupancy would result in a reduction in operating margins. Conversely, as physical and economic occupancy increase, the fixed nature of these expenses will increase operating margins as these real estate operating expenses would not increase at the same rate as rental revenues.  The overall increase in real estate operating expenses was due to various factors. A decrease includes approximately $106,000 in Glynn Place’s repair expenses. Offsetting these decreases was an increase of approximately $891,000 related to The 50/50, which began leasing up in August 2014, and Woodland Park, which became an MF Property effective June 1, 2013 (see Note 7 to the Company’s consolidated financial statements). The remaining increase was related to the existing VIEs and MF Properties normal operating increases in salaries, utilities, management fees, real estate taxes, and repair and maintenance expenses which is related to the increase in economic occupancy.

Realized loss on taxable property loan. In June 2013, the Partnership redeemed its interest in the Iona Lakes mortgage revenue bond for approximately $21.9 million. This redemption resulted in the realization of approximately $4.6 million loss on a taxable property loan as the excess proceeds above the par value of the bond were recognized as contingent interest income. There was no realized loss on taxable property loans reported during 2014.

Provision for loan loss. The Company periodically, or as changes in circumstances or operations dictate, evaluates its investments for impairment. During 2014 and 2013, the Company determined a portion of the taxable property loans were potentially impaired and a provision for loan loss should be recorded.   A provision for loan loss and an associated loan loss reserve of $75,000 and $168,000 was recorded against the Cross Creek taxable property loan during 2014 and 2013, respectively.

Provision for loss on receivables. A provision for loss was recorded on the interest receivable from the Woodland Park mortgage revenue bond until the foreclosure was completed on May 29, 2013. There was no provision for loss on receivables expense in 2014.

Depreciation and amortization expense.  Depreciation results primarily from the apartment properties of the MF Properties. Amortization consists of in-place lease intangible assets recorded as part of the acquisition-method of accounting for the acquisition of MF Properties and deferred finance cost amortization related to the closing of the TEBS and TOB financing facilities. The net increase in depreciation and amortization when comparing 2014 to 2013 was the result of offsetting factors. There was an approximate $429,000 decrease in in-place lease amortization related to the The Colonial and Woodland Park as these were fully amortized in 2013. This decrease was offset by an approximate $947,000 increase in depreciation and amortization expense related to The 50/50 which began leasing up in August 2014 and depreciation expense related to Woodland Park which became an MF Property effective June 1, 2013 (see Note 7 to the Company’s consolidated financial statements). In addition, an approximate $197,000 increase is related to the additional amortization and depreciation expense reported on new deferred debt financing costs and asset additions related to the existing properties.

Interest expense. The net increase in interest expense in 2014 as compared to 2013 was partly due to an approximate $1.7 million increase resulting from the change in the mark to market adjustment of the Company’s derivatives. These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense. In addition, an increase of approximately $2.4 million resulted from higher average outstanding debt principal between the two periods. The Company’s borrowing cost averaged approximately 2.6% per annum for 2014 and 2013.

General and administrative expenses. The increase in general and administrative expenses when comparing 2014 to 2013 is attributable to an approximate $755,000 increase in administrative fees payable to AFCA 2 related to the newly acquired mortgage revenue bonds in 2014 offset by an approximate $120,000 reduction due to the Lost Creek mortgage revenue bond redemption and the Autumn Pines mortgage revenue bond sale. In addition the Partnership realized an increase of approximately $715,000 in professional fees and salary and benefits.

Income from discontinued operations. The decrease from 2014 as compared to 2013 is attributable to the gain of approximately $1.8 million from the recognition of the sale of the Ohio Properties and approximately $1.4 million from the recognition of the sale of the Greens Property in 2013. The discontinued operations reported in 2014 is the result of operations related to the Bent Tree and Fairmont Oaks Consolidated VIEs which are reported as discontinued operations for all periods presented.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Property revenues.  Property revenues increased approximately $3.5 million between the years mostly attributable to the acquisition of The Colonial (f/k/a Maples on 97th) in August 2012, Weatherford which began leasing in the second quarter of 2012, DeCordova which began leasing 34 newly constructed rental units in the third quarter of 2012, and Woodland Park which became an MF Property effective June 1, 2013. In addition, approximately $611,000 of the increase is attributable to the improved occupancy at Arboretum. Annual net rental revenues per unit related to the MF Properties increased to approximately $6,836 per unit in 2013 from approximately $5,587 in 2012.

Investment income.  Investment income includes interest earned on mortgage revenue bonds, PHC Certificates, and MBS. This income increased during 2013 as compared to 2012 by approximately $11.6 million due to various factors. Approximately $5.7 million of the increase in investment income is due to the recognition of the sale of the Ohio and Greens Properties during 2013. This income is interest payments received by the Partnership since it acquired the Ohio Properties’ mortgage revenue bonds in June 2010 and the Greens Property’s mortgage revenue bonds in October 2012 which previously were deferred due to the deposit method of accounting (see Note 10 to the Company’s consolidated financial statements). Approximately $4.4 million of the increase in interest income is the result of the addition of the Arbors at Hickory Ridge, Vantage at Judson, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Renaissance Apartments, Avistar on the Hills Apartments, Avistar at the Oaks Apartments, Avistar in 09 Apartments, Vantage at Harlingen Apartments, Tyler Park Townhomes, and Westside Village Market mortgage revenue bonds. Investment income also increased approximately $3.1 million due to a full year of revenue from the PHC Certificates and MBS investment classes compared to a partial year in 2012. These increases were offset by the gain of approximately $400,000 from the sale of GMF-Madison Tower and GMF-Warren/Tulane mortgage revenue bonds in 2012 which did not repeat in 2013, approximately $571,000 reduction in interest revenue due to the redemption of Iona Lakes mortgage revenue bond in 2013, and the approximate $556,000 reduction in interest revenue due to the completion of the foreclosure of Woodland Park in May 2013.

Contingent interest income. The Company realized approximately $6.5 million of contingent interest income upon the redemption of the Iona Lakes mortgage revenue bond in June 2013 (see Note 5 to the Company’s consolidated financial statements). There was no contingent interest income realized in 2012.

Other interest income. Other interest income is comprised mainly of interest income on taxable property loans held by the Partnership. Approximately $1.1 million of the increase is attributable to taxable interest income realized from the taxable property loans securitized by the Ohio Properties. This resulted from the Partnership recognizing the sale of the Ohio Properties during 2013 (see Note 10 to the Company’s consolidated financial statements).

Gain on sale of bonds.  The gain on the sale of bonds is the result of the sale of the GMF-Madison Tower and GMF-Warren/Tulane mortgage revenue bonds in May 2012. There was no gain realized on the sale of bonds in 2013.

Other income.  Other income recognized in 2013 is a guarantee fee received from the General Partner of the Ohio Properties (see Note 10 to the Company’s consolidated financial statements). Approximately $555,000 reported in 2012 is the payment on a property owner promissory note received upon the restructuring of the Arbors at Hickory Ridge mortgage revenue bond.

Real estate operating expenses. The overall increase in real estate operating expenses was due to various factors. The increase in real estate operating expenses was partly due to approximately $1.3 million of real estate operating expenses related to The Colonial (f/k/a Maples on 97th) which was acquired in August 2012 and Woodland Park which became an MF Property effective June 1, 2013 (see Note 8 to the Company’s consolidated financial statements). Arboretum, Meadowview, and Weatherford reported approximately $227,000 greater real estate taxes when comparing 2013 to 2012. The remaining increase was related to the existing VIEs and MF Properties normal operating increases in salaries, administrative fees, and repair and maintenance expenses. These increases were offset by approximately $150,000 in acquisition costs reported by the EAT (The Colonial, f/k/a Maples on 97th) VIE in 2012.

Realized loss on taxable property loan. In June 2013, the Partnership redeemed its interest in the Iona Lakes mortgage revenue bond for approximately $21.9 million. This redemption resulted in the realization of approximately $4.6 million loss on a taxable property loan as the excess proceeds above the par value of the bond were recognized as contingent interest income. There was no realized loss on taxable property loans reported during 2012.

Provision for loan loss. The Company periodically, or as changes in circumstances or operations dictate, evaluates its taxable property loans for impairment. During 2013, the Company determined a portion of the taxable property loans were potentially impaired and an additional provision for loan loss should be recorded.  A provision for loan loss and an associated loan loss reserve of $168,000 was recorded against the Cross Creek taxable property loan in the second quarter of 2013. There was no provision for loan loss or associated loan loss reserve during 2012.

Provision for loss on receivables. A provision for loss was recorded on the interest receivable from the Woodland Park mortgage revenue bond until the foreclosure was completed in May 2013. Any cash receipts of interest income was recorded as received.

Depreciation and amortization expense.  Depreciation results primarily from the apartment properties of the Consolidated VIEs and the MF Properties. Amortization consists of in-place lease intangible assets recorded as part of the acquisition-method of accounting for the acquisition of MF Properties and deferred finance cost amortization related to the closing of the TEBS and TOB financing facilities. Approximately $1.6 million of the increase in depreciation and amortization expense from 2012 to 2013 is related to Woodland Park which became an MF property effective June 1, 2013, The Colonial (f/k/a Maples on 97th) which was acquired at the end of August 2012, the additional depreciation recorded once the Residences at Weatherford’s construction was completed and placed in service in second quarter of 2012, and the additional depreciation recorded once the Residences of DeCordova’s new unit construction was completed in the third quarter of 2012. The remaining increase is related to the additional amortization expense reported on the Partnership’s financing.

Interest expense. The net increase in interest expense during the 2013 as compared to 2012 was due to offsetting factors. An increase of approximately $2.7 million resulted from higher average outstanding debt principal when comparing 2013 to 2012. An approximate $661,000 decrease between the two years resulted from the change in the mark to market adjustment of the Company’s derivatives. These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense. In addition, a decrease of approximately $178,000 resulted from a decrease in interest rates. The Company’s borrowing cost decreased to approximately 2.6% per annum during 2013 as compared to approximately 2.7% per annum during 2012.

General and administrative expenses. The increase in general and administrative expenses is due to offsetting factors. An approximate $623,000 increase is related to increased administrative fees payable to AFCA 2 related to the acquisition of the Public Housing Capital Fund Trusts, MBS, and the Arbors at Hickory Ridge Apartments, Vantage at Judson, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Renaissance Apartments, Avistar at the Oaks Apartments, Avistar on the Hills Apartments, Avistar in 09, and Vantage at Harlingen Apartments mortgage revenue bonds. The remaining increase is comprised of increased professional fees, printing expenses and travel expenses during 2013 as compared to 2012 offset by incentive compensation recorded in 2012 which did not recur in 2013.

Income from discontinued operations. The majority of the increase is attributable to the gain of approximately $1.8 million from the recognition of the sale of the Ohio Properties and approximately $1.4 million from the recognition of the sale of the Greens Property in 2013. The Company sold Churchland during third quarter of 2012 and recognized a gain of approximately $1.3 million.

Liquidity and Capital Resources

Primary sources and uses of funds. Interest earned on the mortgage revenue bonds, including those financing properties held by Consolidated VIEs, represents the Partnership’s principal source of cash flow.  The Partnership also earns interest from its PHC Certificates, and MBS and may also receive cash distributions from equity interests held in MF Properties.  Interest is primarily comprised of base interest payments received on the Partnership’s mortgage revenue bonds, PHC Certificates, and MBS.  Certain of the mortgage revenue bonds may also generate payments of contingent interest to the Partnership from time to time when the underlying apartment properties generate excess cash flow.  Because base interest on each of the Partnership’s mortgage revenue bonds and MBS is fixed, the Partnership’s cash receipts tend to be fairly constant period to period unless the Partnership acquires or disposes of its investments in mortgage revenue bonds.  Changes in the economic performance of the properties financed by mortgage revenue bonds with a contingent interest provision will affect the amount of contingent interest, if any, paid to the Partnership.

The Consolidated VIEs’ and MF Properties’ primary source of cash is net rental revenues generated by their real estate investments. The economic performance of a multifamily, student housing, or senior citizen apartment property depends on the rental and occupancy rates of the property and on the level of operating expenses.  Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market area in which a property is located.  This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and the affordability of single-family homes.  In addition, factors such as government regulation (such as zoning laws), inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of an apartment property.  The primary uses of cash by apartment properties are the payment of operating expenses and debt service.

Other sources of cash available to the Partnership include debt financing, mortgages, and the sale of additional BUCs. The Company currently has outstanding debt financing of $345.4 million under twelve separate credit facilities and mortgages of $76.7 million secured by nine MF Properties.

The Partnership’s principal uses of cash are the payment of distributions to shareholders, interest and principal on debt financing and general and administrative expenses. The Partnership also uses cash to acquire additional investments. Distributions to shareholders may increase or decrease at the determination of the General Partner. The per unit cash available for distribution primarily depends on the amount of interest and other cash received by the Partnership from its portfolio of mortgage revenue bonds and other investments, the amount of the Partnership’s outstanding debt and the effective interest rates paid by the Partnership on this debt, the level of operating and other cash expenses incurred by the Partnership and the number of units outstanding. During the year ended December 31, 2014, the Partnership generated cash available for distribution of $0.40 per unit, (see “Cash Available for Distribution”). As a result, the Partnership was required to supplement its cash available for distribution during 2014, with unrestricted cash and expects to continue to do so until the Partnership is able to complete its current plans to invest the net proceeds it realized from the most recent M31 TEBS Financing facility. The General Partner believes that upon completion of its current investment and leverage plans, the Partnership will be able to meet its liquidity requirements, including the payment of expenses, interest on its debt financing, and cash distributions to shareholders at the current level of $0.50 per unit per year without the use of unrestricted cash. See “Cash Available for Distribution” for a further description of the General Partner’s proposed course of action in connection with these matters. However, if leverage plans are delayed, actual results may vary from current projections. If the actual CAD generated continues to be less than the regular distribution to shareholders, such distribution amount may need to be reduced.

The Consolidated VIEs’ and MF Properties’ primary uses of cash are: (i) the payment of operating expenses; and (ii) the payment of debt service.

Leverage. The Partnership utilizes leverage for the purpose of enhancing investor returns. Management uses target constraints for each type of short term financing utilized by the Partnership to manage an overall 65% leverage constraint. The amount of leverage utilized is dependent upon several factors, including the assets being leveraged, the tenor of the leverage program, whether the financing is subject to market collateral calls, and the liquidity and marketability of the financing collateral. While short term variations from targeted levels may occur within financing classes, overall Partnership leverage will not exceed 65%. The overall leverage constraint of the Partnership, total outstanding debt divided by total partnership assets using the par value of the mortgage revenue bonds and the MF Properties at cost, is approximately 59%, as of December 31, 2014.

TEBS Financings. On July 10, 2014 and September 1, 2010, the Partnership and its Consolidated Subsidiaries, ATAX TEBS II, LLC and ATAX TEBS I, LLC, entered into a number of agreements relating to long-term debt financing facilities pursuant to Freddie Mac’s TEBS program. The M31 and M24 TEBS Financings essentially provide the Company with a long-term variable-rate debt facility at interest rates reflecting prevailing short-term tax-exempt rates. The M31 and M24 TEBS Financing facilities offer several advantages over the Company’s previous credit facilities which, over time, are expected to positively impact the generation of CAD. These advantages include:
•a longer term thereby addressing the previous refinancing risks,
•better balance sheet leverage thereby providing additional funds for investment, and
•a lower initial cost of borrowing.

Under the M31 TEBS Financing, the Partnership and its newly created consolidated subsidiary, ATAX TEBS II, LLC (“2014 Sponsor”), entered into a number of agreements relating to a new long-term debt financing facility provided through the securitization of thirteen mortgage revenue bonds, with a par value of approximately $118.4 million, owned by the the 2014 Sponsor pursuant to the M31 TEBS Financing. The M31 TEBS Financing facility essentially provides the Partnership with a long-term variable-rate debt facility at interest rates reflecting prevailing short-term tax-exempt rates. The mortgage revenue bonds were then securitized by transferring these assets to Freddie Mac in exchange for Class A and Class B Freddie Mac Multifamily Variable Rate Certificates (collectively, the “M31 TEBS Certificates”). The M31 TEBS Certificates represent beneficial interests in the securitized assets held by Freddie Mac. The Class A TEBS Certificates were issued in an initial principal amount of approximately $94.7 million and were sold through a placement agent to unaffiliated investors. The Class B M31 TEBS Certificates were issued in an initial principal amount of approximately $23.7 million and were retained by the 2014 Sponsor. The gross proceeds from the M31 TEBS Financing were approximately $94.7 million. After the payment of transaction expenses, the Partnership received net proceeds from the M31 TEBS Financing of approximately $91.6 million. The Partnership applied approximately $72.4 million of these net proceeds to retire the short-term securitization that previously existed on these bonds and approximately $6.3 million to a stabilization escrow. The approximate $6.3 million is reported as restricted cash on the December 31, 2014 balance sheet. The holders of the Class A TEBS Certificates are entitled to receive regular payments of interest from Freddie Mac at a variable rate which resets periodically based on the weekly Securities Industry and Financial Markets Association (“SIFMA”) floating index rate plus certain credit, facility, remarketing and servicing fees (the “Facility Fees”). The total Facility Fees are 1.4% per annum, and as of December 31, 2014, the SIFMA rate was equal to approximately 0.1% per annum resulting in a total cost of borrowing of approximately 1.5% per annum on the outstanding balance of the M31 TEBS Financing facility of approximately $94.7 million. The M31 TEBS Financing and the associated M31 TEBS Trust are presented as secured financings within the consolidated financial statements. At December 31, 2014, the Partnership reported approximately $6.3 million as restricted cash on the balance sheet.

Under the M24 TEBS Financing, the Partnership and its Consolidated Subsidiary ATAX TEBS I, LLC, entered into a number of agreements relating to a new long-term debt financing facility provided through the securitization of thirteen mortgage revenue bonds owned by the ATAX TEBS I, LLC (the “2010 Sponsor”) pursuant to the M24 TEBS Financing. The M24 TEBS Financing facility essentially provides the Partnership with a long-term variable-rate debt facility at interest rates reflecting prevailing short-term tax-exempt rates. The securitization of these mortgage revenue bonds occurred through two classes of certificates. The Class A TEBS Certificates were issued in an initial principal amount of $95.8 million and were sold through a placement agent to unaffiliated investors. The Class B TEBS Certificates were issued in an initial principal amount of $20.3 million and were retained by the Sponsor. As of December 31, 2014, the SIFMA rate was equal to 0.1% per annum resulting in a total cost of borrowing of approximately 2.0% per annum on the outstanding balance on the M24 TEBS Financing facility of $76.4 million. As of December 31, 2013, the SIFMA rate was equal to 0.1% per annum resulting in a total cost of borrowing of approximately 2.0% per annum on the outstanding balance on the M24 TEBS Financing facility of $93.0 million. At December 31, 2014 and 2013, the Partnership reported approximately $718,000 and $727,000, respectively as restricted cash on the balance sheet.

Payment of interest on the Class A TEBS Certificates are made from the interest payments received by Freddie Mac from the Bonds and Senior Custody Receipts held by Freddie Mac on designated interest payment dates prior to any payments of interest on the Class B TEBS Certificates held by the Sponsor. As the holder of the Class B TEBS Certificates, the Sponsor is not entitled to receive interest payments on the Class B TEBS Certificates at any particular rate, but will be entitled to all payments of principal and interest on the Bonds and Senior Custody Receipts held by Freddie Mac after payment of principal and interest due on the Class A TEBS Certificates and payment of all Facility Fees and associated expenses. Accordingly, the amount of interest paid to the Sponsor on the Class B TEBS Certificates is expected to vary over time, and could be eliminated altogether, due to fluctuations in the interest rate payable on the Class A TEBS Certificates, Facility Fees, expenses and other factors.
Freddie Mac has guaranteed payment of scheduled principal and interest payments on the Class A TEBS Certificates and also guarantees payment of the purchase price of any Class A TEBS Certificates that are tendered to Freddie Mac in accordance with their terms but which cannot be remarketed to new holders within five business days. The Sponsor has pledged the Class B TEBS Certificates to Freddie Mac to secure certain reimbursement obligations of the Sponsor to Freddie Mac. The Company also entered into various subordination and intercreditor agreements with Freddie Mac under which the Company has subordinated its rights and remedies with respect to the taxable property loans made by it to the owners of properties securing certain of the Bonds to the rights of Freddie Mac as the holder of the Bonds.
For financial reporting purposes, the M31 and M24 TEBS Financing are presented by the Company as secured financings (see Note 11 to the Company’s consolidated financial statements).
TOB financings. In July 2011, the Company executed a Master Trust Agreement with DB which allows the Company to execute multiple TOB Trust structures upon the approval and agreement of terms by DB. Under each TOB Trust structure issued through the Master Trust Agreement, the TOB trustee issues SPEARS and LIFERS. Theses SPEARS and LIFERS represent beneficial interests in the securitized asset held by the TOB trustee. The Company will purchase the LIFERS from each of these TOB Trusts which will grant them certain rights to the securitized assets. The Master Trust Agreement with DB has covenants with which the Company is required to maintain compliance. At December 31, 2014, the most restrictive covenant was that cash available to distribute for the trailing twelve months must be at least two times trailing twelve month interest expense. The Company was in compliance with all of these covenants as of December 31, 2014. If the Company were to be out of compliance with any of these covenants, it would trigger a termination event of the financing facilities. The Company expects to renew each of the TOB financing facilities at its discretion per the terms of the agreements. DB can require the posting of cash collateral under the terms of the Master Trust Agreement.

In October 2014, the Partnership executed two new TOB Trusts under its credit facility with DB securitizing the Pro Nova 2014-1 and 2014-2 mortgage revenue bonds borrowing approximately $9.0 million under each TOB Trust. The TOB Trust facility has an approximate 4.0% per annum fixed interest rate and will mature in July 2017. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance remains at approximately $18.0 million on December 31, 2014.

In August 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Bruton Apartments mortgage revenue bond borrowing approximately $17.3 million. The TOB Trust facility has an approximate 4.6% per annum fixed interest rate and will mature in July 2017. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance remains at approximately $17.3 million on December 31, 2014.

In July 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Live 929 mortgage revenue bond borrowing approximately $35.0 million. The TOB Trust facility has an approximate 4.5% per annum fixed interest rate and will mature in July 2019. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. The outstanding balance is approximately $35.0 million on December 31, 2014.

In July 2014, the Partnership executed a new TOB Trust under its credit facility with DB securitizing the Decatur Angle mortgage revenue bond borrowing $21.9 million. The new TOB Trust facility will mature in October 2016. On the closing date the total fixed TOB Trust facility interest rate was approximately 4.3% per annum. Pursuant to the terms of this TOB trust the Partnership is required to reimburse DB for any shortfall realized on the contractual cash flows on the SPEARS. This new TOB Trust replaced the March 2014 TOB Trust under its credit facility with DB which had securitized the Decatur Angle mortgage revenue bond borrowing $17.3 million. The outstanding balance is approximately $21.9 million on December 31, 2014.

In July 2014, a separate transaction occurred as a preliminary transaction to achieve the closing of the M31 TEBS Financing (discussed in the M31 TEBS Financing section in Note 11). DB purchased the SPEARS which securitized four TOB Trust facilities for approximately $45.9 million and approximately $26.5 million in the related residual LIFERS. DB held the ten mortgage revenue bonds that collateralized this transaction, the Greens Property, Arbors at Hickory Ridge, Avistar on the Boulevard, Avistar at Chase Hill, Avistar at the Crest, Avistar on the Hills Apartments, Avistar at the Oaks Apartments, and Avistar in 09 Apartments, until the M31 TEBS Financing facility closed on July 10, 2014.

In December 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing The Suites on Paseo Series A mortgage revenue bond. The amount borrowed was approximately $25.8 million with a variable interest rate tied to SIFMA. The facility matures in June 2015. On the date of the closing the total fixed TOB Trust fee was approximately 1.6% per annum and the variable rate paid on the TOB Trust on the SPEARS was approximately 0.4% per annum resulting in a total cost of borrowing of approximately 2.0% per annum. The outstanding balance is approximately $25.5 million on December 31, 2014.

In October 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Avistar at the Oaks Apartments, the Avistar on the Hills Apartments, and the Avistar in 09 Apartments Series A mortgage revenue bonds. The amount borrowed was approximately $13.2 million with a variable interest rate tied to SIFMA. This TOB Trust was settled in July 2014.

In June 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Avistar on the Boulevard, Avistar at Chase Hill, and Avistar at the Crest Series A mortgage revenue bonds. The amount borrowed was $20.0 million with a variable interest rate tied to SIFMA. This TOB Trust was settled in July 2014.

In March 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Arbors at Hickory Ridge mortgage revenue bond. The amount borrowed was $7.0 million with a variable interest rate tied to SIFMA. This TOB Trust was settled in July 2014.

In February 2013, the Company executed a new TOB Trust under its credit facility with DB securitizing the Greens Property mortgage revenue bond. The amount borrowed was approximately $5.8 million with a variable interest rate tied to SIFMA. This TOB Trust was settled in July 2014.

In the fourth quarter of 2012 through the second quarter of 2013, the Company purchased the LIFERS issued by the trustee over six additional TOB Trusts. The LIFERS entitle the Company to all principal and interest payments received by these TOB Trusts on the mortgage-backed securities after payments due to the holders of the SPEARS and trust costs (“MBS TOB Trusts”). The SPEARS represent senior interests in the MBS TOB Trusts and some have been credit enhanced by DB. The Company reports the MBS TOB Trusts on a consolidated basis as it has determined it is the primary beneficiary of these variable interest entities (see Note 7 to the Company’s consolidated financial statements). A summary of the six MBS TOB Trusts are as follows:

•
During fourth quarter of 2012, the Company purchased approximately $6.5 million of LIFERS from securitized MBS TOB Trusts with a par value of approximately $31.6 million of MBS. The MBS TOB Trusts also issued SPEARS of approximately $25.1 million to unaffiliated investors. A portion of this MBS was sold in 2014 and a portion of the TOB Trusts were settled in 2014. The approximate outstanding amount at December 31, 2014 is $12.0 million which will mature in April 2015. On the date of closing the total fixed TOB Trust fee was approximately 0.9% per annum and the variable rate paid on the SPEARS of approximately 0.4% per annum is tied to SIFMA which results in the total cost of borrowing of approximately 1.3% per annum.

•
In January 2013, the Company purchased an additional $540,000 of LIFERS from one of the five MBS TOB Trusts which is a securitization of MBS with a par value of $2.5 million. SPEARS of approximately $2.0 million were issued by the MBS TOB Trust.This MBS was sold in 2014 and the TOB Trust was settled in 2014.

•
In April 2013, the Company purchased approximately $2.2 million of LIFERS issued by a new MBS TOB Trust which is the securitization of MBS with a par value of approximately $10.0 million. The MBS TOB Trusts issued SPEARS of approximately $7.8 million to unaffiliated investors. This facility was sold in 2014 and the TOB Trust was settled in 2014.

As of December 31, 2014, the Company has posted approximately $2.1 million of cash collateral in connection with the MBS TOB Trusts. This collateral is recorded as restricted cash in the consolidated financial statements. As of December 31, 2013, the Company had posted approximately $4.1 million of cash collateral in connection with the six MBS TOB Trusts. This collateral is recorded as restricted cash in the consolidated financial statements.

In July 2012, the Company purchased the PHC Certificate LIFERS issued by the PHC TOB Trusts for approximately $16.0 million and pledged the LIFERS to the trustee to secure certain reimbursement obligations of the Company as the holder of LIFERS. The Company is consolidating the PHC TOB Trust as it has determined it is the primary beneficiary of these variable interest entities. The PHC TOB Trusts issued SPEARS of approximately $49.0 million to unaffiliated investors. The SPEARS represent senior interests in the PHC TOB Trusts and have been credit enhanced by DB. The LIFERS entitle the Company to all principal and interest payments received by the PHC TOB Trusts on the $59.3 million of PHC Certificates held by it after payments due to the holders of the SPEARS and trust costs. Approximately $4.3 million was paid to reduce the outstanding balance during 2014. The amount owed to the SPEARS owners at December 31, 2014 is approximately $44.7 million. As of December 31, 2014, the Company has posted approximately $400,000 of cash collateral in connection with one of the PHC TOB Trusts which is recorded as restricted cash.

As a result, the TOB trusts essentially provide the Company with a secured variable rate debt facility at interest rates that reflect the prevailing short-term tax-exempt rates paid by the TOB trusts on the SPEARS. Payments made to the holders of the SPEARS and the amount of trust fees essentially represent the Company’s effective cost of borrowing on the net proceeds it received from the sale of the SPEARS. The holders of the SPEARS are entitled to receive regular payments from the TOB trusts at a variable rate established by a third party remarketing firm that is expected to be similar to the weekly SIFMA floating index rate. Payments on the SPEARS will be made prior to any payments on the LIFERS held by the Company. The Company is accounting for these transactions as secured financing arrangements (see Note 11 to the Company’s consolidated financial statements).

The following table summarizes the amounts outstanding under each TOB Trust and the variable interest rate as of December 31, 2014:

TOB Trusts	SPEARS Outstanding	Year End Rates

PHC Certificates-TOB Trust	$44,675,000	2.20%
MBS - TOB Trust 1	2,585,000	1.12%
MBS - TOB Trust 2	4,090,000	1.12%
MBS - TOB Trust 5	5,270,000	1.06%
The Suites on Paseo - TOB Trust	25,535,000	1.96%
TOB - Decatur Angle - TOB Trust	21,850,000	4.34%
Live 929 - TOB Trust	34,975,000	4.47%
Bruton Apartments - TOB Trust	17,250,000	4.55%
Pro Nova 2014-1 - TOB Trust	9,010,000	4.05%
Pro Nova 2014-2 - TOB Trust	9,010,000	4.05%
Total Debt Financing	$174,250,000

Equity Capital. Beginning in 2007, the Partnership has issued BUCs to raise additional equity capital to fund investment opportunities. In November 2013, a Registration Statement on Form S-3 was declared effective by the SEC under which the Partnership may offer up to $225 million of additional BUCs from time to time. In December 2013, the Partnership issued an additional 8,280,000 BUCs through an underwritten public offering at a public offering price of $6.25 per BUC pursuant to this new Registration Statement. Net proceeds realized by the Partnership from this issuance of these BUCs were approximately $48.2 million after payment of an underwriter’s discount and other offering costs of approximately $3.5 million. In January and February 2014, the Partnership issued an additional 9,200,000 BUCs through an underwritten public offering at a public offering price of $5.95 per BUC pursuant to this Registration Statement. Net proceeds realized by the Partnership from this issuance of these BUCs were approximately $51.4 million after payment of an underwriter’s discount and other offering costs of approximately $4.5 million.

In May 2012, the Partnership issued an additional 12,650,000 BUCs through an underwritten public offering at a public offering price of $5.06 per BUC pursuant to a previously filed Registration Statement on Form S-3. Net proceeds realized by the Partnership from this issuance of these BUCs were approximately $60.0 million after payment of an underwriter’s discount and other offering costs of approximately $4.0 million.

Cash Flow. On a consolidated basis, cash provided by operating activities for the year ended December 31, 2014 increased approximately $3.2 million compared to the same period a year earlier mainly due to changes in working capital components. Cash used for investing activities decreased approximately $52.5 million for 2014 as compared to 2013. During 2014, approximately $174.9 million of cash was used for mortgage revenue bond acquisitions, capital improvements and land held for investment, interest rate derivatives, net increase in notes receivable, and restricted cash related to the M31 TEBS Financing facility. Offsetting this usage was an approximate $1.7 million received from the release of restricted cash in connection with the TOB financing facilities, approximately $60.4 million received from the Lost Creek mortgage revenue bond redemption, the Autumn Pines mortgage revenue bond sale, and MBS sale, and approximately $7.2 million bond principal received related to the PHC and mortgage revenue bonds. During 2013, the Company used approximately $177.2 million for the purchase of the mortgage revenue bonds and related taxable mortgage bonds, MBS, and the construction of the MF Properties in 2013. Offsetting the use of cash from investing activities, the Company received approximately $4.0 million in net cash related to the realization of the Ohio Properties sale, approximately $21.9 million from the Iona Lakes mortgage revenue bond redemption, and approximately $2.8 million from principal repayments related to investments.

The Company had approximately $1.1 million more cash available from financing activities during 2014 as compared to 2013.  Financing cash flows in 2014 included approximately $51.3 million from the sale of beneficial unit certificates, approximately $186.8 million from the M31 TEBS Financing and the four TOB financings, and approximately $22.6 million in construction loan borrowing. The Company used approximately $101.8 million to repay TOB financing facilities and mortgages payable (see Notes 11 and 12 to the Company’s consolidated financial statements), approximately $2.9 million for debt financing costs, and approximately $30.2 million to pay distributions. Financing cash flows in 2013 included approximately $48.2 million of cash from the sale of BUCs, approximately $81.5 million of cash from new TOB Trust financing facilities, $20.7 million of cash from borrowing on The Colonial (f/k/a Maples on 97th), Woodland Park and the The 50/50 project, offset by the use of cash to pay distributions and principal payments on debt.

Cash Available for Distribution

Management utilizes a calculation of CAD as a means to determine the Partnership’s ability to make distributions to shareholders.  The General Partner believes that CAD provides relevant information about its operations and is necessary along with net income for understanding its operating results.  To calculate CAD, the Partnership adds back non-cash expenses consisting of amortization expense related to debt financing costs and bond reissuance costs, interest rate derivative expense or income, provision for loan losses, impairments on bonds, losses related to VIEs including depreciation expense, and income received in cash from transactions which have been eliminated in consolidation, to the Partnership’s net income (loss) as computed in accordance with GAAP and deducts Tier 2 income attributable to the General Partner as defined in the Partnership Agreement. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies.  Although the Company considers CAD to be a useful measure of its operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP, or any other measures of financial performance or liquidity presented in accordance with GAAP.

CAD for the years ended 2014 and 2013 included income from certain transactions which may not recur in future periods. For the year ended 2014 the Partnership reported $0.40 of CAD per unit which includes approximately $0.011 of CAD per unit (approximately $650,000 of CAD) from the sale of the Autumn Pines bond and approximately $0.037 of CAD per unit (approximately $2.1 million of CAD) from the redemption of the Lost Creek mortgage revenue bond. For the year ended 2013 the Partnership reported $0.42 of CAD per unit which includes $0.065 of CAD per unit (approximately $2.8 million of CAD) from the redemption of the Iona Lakes mortgage revenue bond and interest and other income recognized from the Ohio Properties. The sale and redemption gains were Tier 2 income with 25% allocated to the General Partner.

The Partnership has made annual cash distributions of $0.50 per unit since 2009. Since realized CAD per unit was less than $0.50 per unit in 2014, 2013, and 2012, the Partnership paid approximately $6.0 million, $4.0 million, and $5.8 million of the distribution using unrestricted cash to supplement the deficit in 2014, 2013, and 2012, respectively, which was a return of capital to shareholders. The Partnership has historically supplemented its cash available for distribution with unrestricted cash when necessary and expects to continue to do so until the Partnership is able to complete its current plans to increase leverage through additional TEBS financing facilities and to invest the net proceeds realized by the Partnership from the issuance of BUCs in December 2013 and January 2014 on a leveraged basis. The General Partner has identified a pipeline of mortgage revenue bonds it intends to acquire in 2015 and is actively performing due diligence on these mortgage revenue bonds to ensure they meet the Partnership’s investment criteria. The General Partner is also working with the Partnership’s primary lender to finance a portion of the acquisition of these bonds and believes that upon completion of its current investment plans, the Partnership will be able to generate sufficient CAD to maintain cash distributions to shareholders at the current level of $0.50 per unit per year without the use of other available cash. However, there is no assurance that the Partnership will be able to generate CAD at levels in excess of the current annual distribution rate. In that case, the annual distribution rate per unit may need to be reduced.

The following tables show the calculation of CAD (and a reconciliation of the Partnership’s net income (loss) as determined in accordance with GAAP to its CAD) for the years ended December 31, 2014, 2013 and 2012.

	2014	2013	2012
Net income (loss) - America First Multifamily Investors L.P.	$15,033,861	$17,714,919	$4,446,844
Net loss related to VIEs and eliminations due to consolidation	635,560	1,116,262	1,522,846
Net income before impact of VIE consolidation	15,669,421	18,831,181	5,969,690
Change in fair value of derivatives and interest rate derivative amortization	2,003,350	283,610	944,541
Depreciation and amortization expense (Partnership only)	6,081,500	5,365,376	3,437,684
Provision for loan loss	75,000	168,000	—
Tier 2 Income distributable to the General Partner (1)	(937,106)	(484,855)	(657,933)
Developer income (2)	619,948	528,000	—
Bond purchase premium (discount) amortization (accretion) (net of cash received)	116,329	256,615	160,464
Provision for loss on receivables	—	241,698	452,700
Depreciation and amortization related to discontinued operations	8,208	19,285	462,574
Deposit liability gain - sale of the Ohio Properties (1)	—	(1,775,527)	—
Deposit liability gain - sale of the Greens Property (3)	—	(1,401,656)	—
Greens Property deferred interest and reversal of deferral (4)	—	(135,264)	135,264
Ohio Properties deferred interest and reversal of deferral (5)	—	(3,517,258)	1,383,105
CAD	$23,636,650	$18,379,205	$12,288,089
Weighted average number of units outstanding,
basic and diluted	59,431,010	43,453,476	37,367,600
Net income (loss), basic and diluted, per unit	$0.25	$0.40	$0.14
Total CAD per unit	$0.40	$0.42	$0.33
Distributions per unit	$0.50	$0.50	$0.50

(1) As described in Note 2 to the consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the shareholders and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

•
For the year ended December 31, 2014, the Company realized the sale of the Autumn Pines bond which resulted in an approximate $873,000 gain and Tier 2 income due to the General Partner of approximately $218,000, realized the redemption of the Lost Creek bond which resulted in an approximate $2.8 million gain and Tier 2 income due to the General Partner of approximately $709,000, and received contingent interest from Ashley Square generating $10,000 of Tier 2 income due to the General Partner.

•
For the year ended December 31, 2013, the Company realized approximately $1.9 million in Tier 2 income from the Iona Lakes mortgage revenue bond redemption. The Company determined that the approximate $1.8 million gain from the sale of the Ohio Properties was Tier 2 income in 2010, the year in which the Ohio Properties were sold to the unaffiliated not-for-profit. As such, 25% of that gain was distributed to AFCA 2 in 2010 and there was no Tier 2 income reported in 2013 related to the Ohio Properties.

•
For the year ended 2012, the Tier 2 income is approximately $557K recognized on the Arbors at Hickory Ridge mortgage revenue bond re-structuring, $668K recognized on the GMF-Madison and GMF-Warren/Tulane mortgage revenue bond sale and $1.4 million recognized on the sale of the discontinued operations (Churchland at Commons and Eagle Village MF Properties).

(2) The developer income amount represents cash received by the Partnership for developer and construction management services performed on The 50/50 Student Housing at UNL mixed-use project in Lincoln, Nebraska.  The development at the University of Nebraska - Lincoln is accounted for as an MF property and the cash received for these fees has been eliminated within the consolidated financial statements.  For purposes of CAD, management is treating these fees as if received from an unconsolidated entity.
(3) The Partnership sold the Greens Property in conjunction with the purchase of mortgage revenue bonds secured by the property. The sales price approximated the 2009 property purchase price and therefore the gain from the sale of the property related entirely to depreciation recapture. For this reason, the General Partner concluded that the gain should be excluded from the calculation of CAD.
(4) In July 2013, the Company recognized the sale of the Greens Property. The Company was required to follow the deposit method of accounting and had to defer to the gain until sufficient equity was invested by the new unaffiliated owners (which occurred in July 2013). Mortgage interest income of approximately $135,000 was received by the Partnership between October 2012 and December 31, 2012 and reported in 2012 CAD, and as such, the amount was reversed in the first nine months of the 2013 CAD calculation. As such, approximately $135,000 of CAD is being reversed out in the 2013 calculation of CAD.
(5) The recognition of the sale of the Ohio Properties allowed the Company to 1) realize approximately $4.2 million of interest income on the mortgage revenue bonds, 2) recognize approximately $1.1 million of taxable interest income on taxable property loans receivable it holds with the Ohio Properties, and 3) realize a $250,000 guarantee fee from the general partner owner of the Ohio Properties all in 2013 (see Note 10 to the Company’s consolidated financial statements). Mortgage interest income of $3.5 million of the $4.2 million had been previously received by the Partnership and reported in CAD, and as such, the amount was reversed in the 2013 CAD calculation.

Off Balance Sheet Arrangements

As of December 31, 2014 and 2013, the Partnership held mortgage revenue bonds which are collateralized by Residential Properties.  The Residential Properties are owned by entities that are not controlled by the Partnership.  The Partnership has no equity interest in these entities and does not guarantee any obligations of these entities.  Some of the ownership entities are deemed to be Consolidated VIEs and are consolidated with the Partnership for financial reporting purposes.  The VIEs that are consolidated with the Partnership do not have off-balance sheet arrangements.

The Partnership does not engage in trading activities involving non-exchange traded contracts. As such, the Partnership is not materially exposed to any financing, liquidity, market, or credit risk that could arise if it had engaged in such relationships.

The Partnership does not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with the Partnership or its related parties other than what is disclosed in Note 14 to the Company’s consolidated financial statements.

Contractual Obligations

The Partnership has the following contractual obligations as of December 31, 2014:

		Less than 1 year	1-3 years	3-5 years	More than 5 years
	Total
Long-Term Debt Obligations
Debt financing	$345,359,000	$84,302,554	$60,573,563	$39,713,122	$160,769,761
Mortgages payable	$76,707,834	$9,137,766	$39,398,714	$4,592,316	$23,579,038
Effective interest rate(s) (1)		2.78%	2.57%	2.29%	3.01%
Interest (2)	$31,041,619	$10,379,279	$14,376,292	$6,158,328	$127,720
Purchase Obligations
Bond purchase commitments	$76,488,000	$46,638,000	$29,850,000	$—	$—
Total	$529,596,453	$150,457,599	$144,198,569	$50,463,766	$184,476,519

(1) Interest rates shown are the average effective rate as of December 31, 2014, and include the impact of our interest rate derivatives.
(2) Interest shown is estimated based upon current effective interest rates through maturity.

As discussed in Notes 11 and 12 to the Company’s consolidated financial statements, the amounts maturing in 2015 consist of the paydowns on the TEBS credit facility with Freddie Mac, the TOB credit facilities with DB, and payments on the MF Property mortgages.  The Partnership’s strategic objective is to leverage its bond portfolio utilizing long term securitization financings with Freddie Mac through its TEBS program.  This strategy allows the Partnership to better match the duration of its assets and liabilities and to lock in a spread between its assets and liabilities.  The Partnership intends to refinance all of its maturing short term debt obligations with the proceeds of at least one additional TEBS financing.

In December 2014, the Partnership entered into a Forward Delivery Bond Purchase Agreement (“Bond Purchase Commitment”) to purchase an approximately up to $20.0 million new mortgage revenue bond secured by a multifamily property, Villas at Plano Gateway Senior Living Apartments, under construction in Plano, Texas. The mortgage revenue bond will have a stated annual interest rate of 6.0% per annum and bond proceeds must be used to pay off the third party construction loan. The Partnership accounts for the Bond Purchase Commitment as an available-for-sale security and, as such, records any changes in estimated fair value of the Bond Purchase Commitment as an asset or liability with changes in such valuation recorded in other comprehensive income. At December 31, 2014, the Partnership estimated the value of this Bond Purchase Commitment and recorded in other assets an asset of approximately $1.1 million (see Note17 to the Company’s consolidated financial statements).

In July 2014, the Partnership entered into a Bond Purchase Commitment agreeing to purchase up to an approximately $9.9 million new mortgage revenue bond secured by a multifamily property, 15 West Apartments, under construction in Vancouver, Washington. The mortgage revenue bond will have a stated annual interest rate of 6.25% and bond proceeds must be used to pay off the third party construction loan. The Partnership accounts for the Bond Purchase Commitment as an available-for-sale security and records any changes in estimated fair value of the Bond Purchase Commitment as an asset or liability with changes in such valuation recorded in other comprehensive income. At December 31, 2014, the Partnership has estimated the value of this Bond Purchase Commitment and recorded in other assets an asset of approximately $809,000 (see Note17 to the Company’s consolidated financial statements).

In August 2013, the Partnership acquired a approximate $6.7 million par value Series C mortgage revenue bond secured by the Vantage at Harlingen Apartments. Under the terms of a Forward Delivery Bond Purchase Agreement, the Partnership has agreed to purchase a new mortgage revenue bond between $18,000,000 to $24,692,000 (“Harlingen Series B Bond”) secured by the Vantage at Harlingen apartments which will be delivered by the mortgage revenue bond issuer once the property meets specific obligations and occupancy rates. The final amount of the Series B Bond will depend on the appraisal of the stabilized property. The Harlingen Series B Bond will have a stated annual interest rate of 6.0% per annum and bond proceeds must be used to pay off the construction loan to the bank and all or a portion of the $6.7 million subordinate Series C mortgage revenue bond. The Partnership accounts for the bond purchase commitment as an available-for-sale security and, as such, records the change in the estimated fair value of the bond purchase commitment as an asset or liability with changes in such valuation recorded in other comprehensive income.  As of December 31, 2014, the Partnership estimated the value of this Bond Purchase Commitment and recorded in other assets an asset of approximately $1.4 million. As of December 31, 2013, the Partnership estimated the value of this Bond Purchase Commitment and recorded a liability of approximately $1.7 million. (See Note 5 to the Company’s consolidated financial statements).

In June 2013, the Partnership executed a Bond Purchase Commitment agreeing to purchase an $8.0 million new mortgage revenue bond and a $500,000 taxable mortgage bond both secured by a multifamily property, Silver Moon, under construction in Albuquerque, New Mexico. The mortgage revenue bond will have a stated annual interest rate of 6.0% per annum, the taxable mortgage bond will have a stated rate of 12% per annum, and bond proceeds must be used to pay off the third party construction loan. The Partnership accounts for the Bond Purchase Commitment as an available-for-sale security and, as such, records the change in estimated fair value of the Bond Purchase Commitment as an asset or liability with changes in such valuation recorded in other comprehensive income. As of December 31, 2014, the Partnership estimated the value of this Bond Purchase Commitment and recorded in other assets approximately $414,000. As of December 31, 2013, the Partnership estimated the value of this bond purchase commitment and recorded a liability of approximately $600,000 (see Note17 to the Company’s consolidated financial statements).

In December 2012, the Partnership purchased a $6,049,000 mortgage revenue bond (“Series C Bonds”) and a $934,000 taxable mortgage bond both secured by the Vantage at Judson apartments. This property is located in San Antonio, Texas and construction on this property was complete in the summer of 2014. In connection with the purchase of these bonds, the Partnership also executed a Delivery Bond Purchase Agreement with the borrower under the bonds, the issuer of the $6,049,000 mortgage revenue bond (“Issuer”), and the Bank which is providing the remainder of the construction financing and has the first lien on the property. Under the terms of this agreement and the Trust Indenture, the Issuer has agreed to fund up to $26,687,000 of senior mortgage revenue bonds (“Series B Bonds”) to allow for the full refunding of the Bank’s construction loan (“Series A Bonds”) and all or a portion of the $6,049,000 Series C Bonds. The Partnership has an obligation to purchase the Series B Bonds upon the successful completion of specific conversion conditions. These conversion conditions include no material default by borrower under the trust indenture, the completion of the survey of the property and title insurance, and occupancy of 90% for 90 days at the property. The amount of the Series B Bonds will be no less than $20,638,000 and the final amount will depend on the reallocation calculation which is defined as 80% bond to appraised property value and a debt service coverage ratio of no less than 1.15 to 1.0. As of December 31, 2014, the Partnership estimated the value of this bond purchase commitment and recorded in other assets an asset of approximately $2.0 million. As of December 31, 2013, the Partnership estimated the value of this bond purchase commitment and recorded a liability of approximately $2.0 million (See Note 5 to the Company’s consolidated financial statements).

Inflation

With respect to the financial results of the Partnership’s investments in mortgage revenue bonds and MF Properties, substantially all of the resident leases at the Residential Properties, which collateralize the Partnership’s mortgage revenue bonds, allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable the properties to seek rent increases. The substantial majority of these leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to the properties of the adverse effects of inflation; however, market conditions may prevent the properties from increasing rental rates in amounts sufficient to offset higher operating expenses. Inflation did not have a significant impact on the Partnership’s financial results for the years presented in this report.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management of the Company to make a number of judgments, assumptions, and estimates. The application of these judgments, assumptions, and estimates can affect the amounts of assets, liabilities, revenues, and expenses reported by the Company. All of the Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements. The Company considers the following to be its critical accounting policies because they involve judgments, assumptions and estimates by management that significantly affect the financial statements. If these estimates differ significantly from actual results, the impact on our consolidated financial statements may be material.

Accounting for the TEBS and TOB Financing Arrangements
The Company has evaluated the accounting guidance in regard to the M31 and M24 TEBS and TOB financing arrangements (see Note 11 to the Company’s consolidated financial statements) and has determined that the securitization transactions do not meet the accounting criteria for a sale or transfer of financial assets and will, therefore, be accounted for as a secured financing transactions. More specifically, the guidance on transfers and servicing sets forth the conditions that must be met to de-recognize a transferred financial asset. This guidance provides, in part, that the transferor has surrendered control over transferred assets if and only if the transferor does not maintain effective control over the transferred assets through any of the following:

1.	An agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity,

2.	The ability to unilaterally cause the holder to return specific assets, other than through a cleanup call, or

3.
An agreement that permits the transferee to require the transferor to repurchase the transferred financial assets at a price that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them.

The M31 and M24 TEBS Financing agreements contain certain provisions that allow the Company to (1) cause the return of certain individual bonds under defined circumstances, (2) cause the return of all of the bonds by electing an Optional Series Pool Release or (3) cause the return of any defaulted bonds. The Optional Series Pool Release is defined in the agreements closed in 2010 as two specific dates, September 15, 2017, or September 15, 2020, on which the Company has the option to repurchase all of the securitized bonds. The Optional Series Pool Release is defined in the agreements closed in 2014 as two specific dates, July 15, 2019 or July 15, 2024, on which the Company has the option to repurchase all of the securitized bonds. Given these terms, the Company has concluded that the condition in item 2 above is present in the agreements and, therefore, effective control over the transferred assets has not occurred. As effective control has not been transferred, the transaction does not meet the conditions to de-recognize the assets resulting in the M31 and M24 TEBS Financing being presented on the Company’s consolidated financial statements as a secured financing. The TOB Financing agreements contain certain provisions that allow the Company to call the bonds held in the TOB Trusts through their ownership of the LIFERS so effective control has not been transferred resulting in the TOB Financings being presented on the Company’s consolidated financial statements as secured financings.

In addition to evaluating the M31 and M24 TEBS Financings as a sale or transfer of financial assets, we have evaluated the securitization trusts associated with the TEBS financing facilities (the “M31 TEBS Trust” and “M24 TEBS Trust”) under the provisions of consolidation guidance. As part of the M31 and M24 TEBS Financings, certain bond assets of the Partnership were securitized into the M31 and M24 TEBS Trusts with Freddie Mac. The M31 and M24 TEBS Trusts then issued Class A and B TEBS Certificates. Other Company investments are securitized into TOB Trusts with Deutsche Bank AG (“DB”). The TOB trustee then issued SPEARS and LIFERS. The Partnership has determined that the M31 and M24 TEBS Trusts are VIEs and the Class B Certificates owned by the Partnership create a variable interest in the M31 and M24 TEBS Trusts. It was also determined that the TOB Trusts are VIEs and the LIFERS owned by the Company create a variable interest entity in the TOB Trusts.

In determining the primary beneficiary of the M31 and M24 TEBS Trusts and TOB Trusts, the Partnership considered the activities of each of the VIEs which most significantly impact the VIE’s economic performance, who has the power to control such activities, the risks which the entity was designed to create, the variability associated with those risks and the interests which absorb such variability. The Partnership has retained the right, pursuant to the M31 and M24 TEBS Financing agreements, to either substitute or reacquire some or all of the securitized bonds at various future dates and under various circumstances. As a result, the Partnership determined it had retained a controlling financial interest in the M31 and M24 TEBS Trusts because such actions effectively provide the Partnership with the ability to control decisions pertaining to the VIE’s management of interest rate and credit risk. While in the M31 and M24 TEBS Trusts, the bond assets may only be used to settle obligations of the trusts and the liabilities of the trusts do not provide the Class A certificate holders with recourse to the general credit of the Partnership.

The Partnership also determined it was the primary beneficiary of the TOB Trusts as it has the right to cause each TOB trust to sell the securitized asset in each specific TOB Trust. If the securitized assets were sold, the extent to which the VIE will be exposed to gains or losses from changes in the fair market value of the securitized assets would result from decisions made by the Partnership.

It was determined that the Partnership met both of the primary beneficiary criteria and was the most closely associated with the VIE and, therefore, was determined to be the primary beneficiary under these financing arrangements. Given these accounting determinations, the M31 and M24 TEBS Financing facilities and the associated M31 and M24 TEBS Trusts are presented as secured financing within the consolidated financial statements. The TOB Financings and associated TOB trusts are also presented as a secured financing within the consolidated financial statements.

Variable Interest Entities (“VIEs”)
The Partnership invests in mortgage revenue bonds which have been issued to provide construction and/or permanent financing of Residential Properties. The Partnership generally owns 100% of these bonds and each bond is secured by a first mortgage on the property. The Partnership has also made taxable property loans to the property owners in certain cases which are secured by second mortgages on these properties. Although each multifamily and student housing property financed with mortgage revenue bonds held by the Partnership is owned by a separate entity in which the Partnership has no equity ownership interest, the debt financing provided by the Partnership creates a variable interest in these ownership entities that may require the Partnership to report the assets, liabilities and results of operations of these entities on a consolidated basis under GAAP.

Under the consolidation accounting guidance (effective January 1, 2010), the Partnership must make an evaluation of these entities to determine if they meet the definition of a VIE. Generally, a VIE is an entity with one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack:

i.	the ability to make decisions about an entity’s activities through voting or similar rights;

ii.	the obligation to absorb the expected loss of the entity; or

iii.	the right to receive the expected residual returns of the entity;
or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of an investor that has disproportionately few voting rights.

The guidance requires the Partnership to perform an analysis to determine whether its variable interests give it controlling financial interest in a VIE. This analysis identifies the primary beneficiary, the entity that must consolidate the VIE, as the entity that has (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. In adopting this revised accounting standard, the Partnership re-evaluated all of its investments to determine if the property owners were VIEs and, if so, whether the Partnership was the primary beneficiary of the VIE. The guidance also requires an ongoing assessment of whether an enterprise is the primary beneficiary of the VIE.

Under consolidation guidance, the Partnership must make an evaluation of entities which are secured by the mortgage revenue bonds owned by the Partnership to determine if they meet the definition of a VIE. In December 2013, the ownership of Lake Forest became a not-for-profit entity, which created a re-consideration event and resulted in Lake Forest no longer being reported as a Consolidated VIE beginning December 1, 2013. No changes in the VIEs have occurred subsequent to that date. At December 31, 2013, the Partnership determined it is the primary beneficiary of two of the VIEs, Bent Tree, and Fairmont Oaks, and has continued to consolidate these entities and reported such as discontinued operations for all periods presented.  At December 31, 2014, the Partnership held multiple mortgage revenue bonds which were purchased after January 1, 2010; the evaluation of these entities did not result in required consolidation.

The Partnership does not hold an equity interest in these VIEs and, therefore, the assets of the VIEs cannot be used to settle the general commitments of the Partnership and the Partnership is not responsible for the commitments and liabilities of the VIEs. The primary risks to the Partnership associated with these VIEs relate to the entities’ ability to meet debt service obligations to the Partnership and the valuation of the underlying multifamily property which serves as bond collateral.

Investments in Mortgage Revenue Bonds and Property Loans
Valuation - As all of the Company’s investments in mortgage revenue bonds are classified as available-for-sale securities, they are carried on the balance sheet at their estimated fair values.  The Company generally owns 100% of each of these bonds.  There is no active trading market for the bonds and price quotes for the bonds are not available.  As a result, the Company bases its estimate of fair value of the mortgage revenue bonds using discounted cash flow and yield to maturity analysis performed by management. This calculation methodology encompasses judgment in its application.  If available, management may also consider price quotes on similar bonds or other information from external sources, such as pricing services or broker quotes.  Pricing services, broker quotes and management’s analysis provide indicative pricing only.

As of December 31, 2014, all of the Company’s mortgage revenue bonds were valued using discounted cash flow and yield to maturity analyses performed by management.  Management’s valuation encompasses judgment in its application.  The key assumption in management’s yield to maturity analysis is the range of effective yields on the individual bonds. At December 31, 2014, the range of effective yields on the individual bonds was 4.7% to 8.3% per annum.  Additionally, the Company calculated the sensitivity of the key assumption used in calculating the fair values of these bonds.  Assuming an immediate ten percent adverse change in the key assumption, the effective yields on the individual bonds would increase to a range of 5.1% to 9.1% per annum and would result in additional unrealized losses on the bond portfolio of approximately $26.2 million. This sensitivity analysis is hypothetical and is as of a specific point in time.  The results of the sensitivity analysis may not be indicative of actual changes in fair value and should be used with caution.

The estimated future cash flow of each revenue bond depends on the operations of the underlying property and, therefore, is subject to a significant amount of uncertainty in the estimation of future rental receipts, future real estate operating expenses, and future capital expenditures. Such estimates are affected by economic factors such as the rental markets and labor markets in which the property operates, the current capitalization rates for properties in the rental markets, and tax and insurance expenses. Different conditions or different assumptions applied to the calculation may provide different results.  The Partnership periodically compares its estimates with historical results to evaluate the reasonableness and accuracy of its estimates and adjusts its estimates accordingly.

Review of securities for other-than-temporary impairment - The Company periodically reviews each of its mortgage revenue bonds for impairment.  The Company evaluates whether a decline in the fair value of a security below its amortized cost is other-than-temporary based on a number of factors including:

•	The duration and severity of the decline in fair value,

•	Our intent to hold and the likelihood of the Company being required to sell the security before its value recovers,

•	Adverse conditions specifically related to the security, its collateral, or both,

•	Volatility of the fair value of the security,

•	The likelihood of the borrower being able to make required principal and interest payments,

•	Failure of the issuer to make scheduled interest or principal payments, and

•	Recoveries or additional declines in fair value after the balance sheet date.

While the Company evaluates all available information, it focuses specifically on whether it has the intent to sell the securities prior to the time that their value recovers or until maturity, whether it is likely that the Company will be required to sell the securities before a recovery in value and whether the Company expects to recover the securities’ entire amortized cost basis.  The ability to recover the securities’ entire amortized cost basis is based on the likelihood of the issuer being able to make required principal and interest payments on the security.  The primary source of repayment of the amortized cost is the cash flows produced by the property which serves as the collateral for the bonds.  The Company utilizes a discounted cash flow model for the underlying property and compares the results of the model to the amortized cost basis of the bond.  The model reflects the cash flows expected to be generated by the underlying property over a ten year period, including an assumed property sale at the end of year ten, discounted using the effective interest rate on the bond in accordance with the accounting guidance on other than temporary impairment of debt securities.  The inputs to these models require management to make numerous subjective assumptions, the most significant of which include:

•
Revenue and expense projections for the property operations, which result in the estimated net operating income generated over the ten year holding period assumed in the model.  Base year (model year one) assumptions are based on historical financial results and operating budget information.  Base year assumptions are then adjusted for expected changes in occupancy, rental rates and expenses, and

•
The capitalization rate utilized to estimate the sales proceeds from an assumed property sale in year ten of the model.  The capitalization rate used in the current year models ranged between 4.3% and 7.5% which the Partnership believes represents a reasonable range given the current market for multifamily and student housing properties.

The revenue, expense and resulting net operating income projections which are the basis for the discounted cash flow model are based on judgment.  Operating results from a multifamily, student, or senior citizen residential property depend on the rental and occupancy rates of the property and the level of operating expenses.  Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located.  Net operating income from the commercial property depends on the number of cancer patients which utilize the cancer therapy center and the ability to hire and retain key employees to provide the related cancer treatment. This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and interest rates on single-family mortgage loans.  In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems and natural disasters can affect the economic operations of a property.

If the discounted cash flows from a property are less than the amortized cost of the bond, we believe that there is a strong indication that the cash flows from the property will not support the payment of the required principal and interest on the bond and, accordingly, the bonds are considered other-than-temporarily impaired.  If an other-than-temporary impairment exists, the amortized cost basis of the mortgage revenue bond is written down to its estimated fair value.  The amount of the write-down representing a credit loss is accounted for as a realized loss on the statement of operations.  The amount of the write-down representing a non-credit loss is recorded to other comprehensive income. The recognition of an other-than-temporary impairment and the potential impairment analysis are subject to a considerable degree of judgment, the results of which when applied under different conditions or assumptions could have a material impact on the financial statements. If the credit and capital markets deteriorate further or the Company experiences deterioration in the values of its investment portfolio, the Company may incur impairments to its investment portfolio which could negatively impact the Company’s financial condition, cash flows, and reported earnings.

Evaluation of property loans for potential losses - In addition to the mortgage revenue bonds held by the Company, loans have been made to the owners of some of the properties which secure the bonds.  All of these loans are made on a non-recourse basis. As a result, the repayment of these loans depend on the cash flows generated by the underlying property.  The Company periodically evaluates these loans for potential losses by utilizing the practical expedient method allowed for in the guidance for measuring impairment on a collateral dependent loan.  The Company estimates the fair value of the property and compares the fair value to the outstanding mortgage revenue bonds plus any property loans.  The Company utilizes the discounted cash flow model discussed above except that in estimating a property’s fair value we evaluate a number of different discounted cash flow models that contain varying assumptions.  The various models may assume multiple revenue and expense scenarios, various capitalization rates and multiple discount rates.  We may also consider other information such as independent appraisals in estimating a property’s fair value.

If the estimated fair value of the property after deducting the amortized cost basis of the senior mortgage revenue bond exceeds the principal balance of the property loan then no potential loss is indicated and no allowance for loan loss is needed.  If a potential loss is indicated, an allowance for loan loss is recorded against the outstanding loan amount and a loss is realized.  The determination of the need for an allowance for loan loss is subject to considerable judgment.

Investment in PHC Certificates
Valuation - As all of the Company’s investments in PHC Certificates are classified as available-for-sale securities, they are carried on the balance sheet at their estimated fair values. Due to the limited market for the PHC Certificates, these estimates of fair value do not necessarily represent what the Company would actually receive for the sale of the PHC certificates. The estimates of the fair values of these PHC certificates are based on a yield to maturity analysis which begins with the current market yield rate for a “AAA” rated tax-free municipal bond for a term consistent with the weighted-average life of each of the Public Housing Capital Fund trusts adjusted largely for unobservable inputs the General Partner believes would be used by market participants. Management’s valuation encompasses judgment in its application and pricing as determined by pricing services, when available, is compared to Management’s estimates. The PHC Certificates are AA and BBB rated by S&P. At December 31, 2014, the range of effective yields on the individual PHC certificates was 4.2% to 5.4% per annum.  Additionally, the Company calculated the sensitivity of the key assumption used in calculating the fair values of these PHC certificates which is the yield for a new issuance of a similarly structured security.  Assuming a ten percent adverse change in this key assumption, the effective yields on the individual PHC certificates would increase to a range of 4.7% to 6.0% per annum and would result in additional unrealized losses on the PHC Certificates of approximately $2.3 million. This sensitivity analysis is hypothetical and is as of a specific point in time. The results of the sensitivity analysis may not be indicative of actual changes in fair value and should be used with caution.

The Company periodically reviews each class of PHC Certificates for impairment. The Company evaluates whether a decline in the fair value of a PHC Certificate below its amortized cost is other-than-temporary based on a number of factors including:

•	The duration and severity of the decline in fair value,

•	The Company’s intent to hold and the likelihood of it being required to sell the security before its value recovers,

•	Downgrade in the security’s rating by S&P,

•	Volatility of the fair value of the security,

•
A decrease in the ratio of annual appropriations received by the Public Housing Authority from the HUD Capital Fund Program compared to the required principal and interest payments due on the loans payable by the Public Housing Authority to the three separate TOB Trusts with DB (“PHC Trusts”).

Investment in Mortgage-Backed Securities
Valuation - The Company values each MBS security based upon prices obtained from a third party pricing service, which are indicative of market activity. The valuation methodology of the Company’s third party pricing service incorporates commonly used market pricing methods, incorporates trading activity observed in the market place, and other data inputs. The methodology also considers the underlying characteristics of each security, which are also observable inputs, including: coupon; maturity date; loan age; reset date; collateral type; geography; and prepayment speeds. Management analyzes pricing data received from the third party pricing service by comparing it to valuation information obtained from at least one other third party pricing service and ensuring they are within a tolerable range of difference which the Company estimates as 7.5%. Management also looks at observations of trading activity in the market place when available. At December 31, 2014, the range of effective yields on the individual MBS was 3.7% to 5.2% per annum.  Additionally, the Company calculated the sensitivity of the key assumption used in calculating the fair values of the MBS which is the effective yield on new issuances of similarly rated MBS.  Assuming a ten percent adverse change in that key assumption, the effective yields on the MBS would increase to a range of 4.1% to 5.8% per annum and would result in additional unrealized losses on the bond portfolio of approximately $806,000.  This sensitivity analysis is hypothetical and is as of a specific point in time.  The results of the sensitivity analysis may not be indicative of actual changes in fair value and should be used with caution.

The Company periodically reviews each MBS security for impairment. The Company evaluates whether a decline in the fair value of an MBS below its amortized cost is other-than temporary based on a number of factors including the duration and severity of the decline in fair value and the Company’s intent and ability to hold the security until its value recovers. Each MBS security has been rated either “AAA” or “AA” by either S&P or Moody’s. A downgrade in rating for and MBS or new issuances of similar MBS with ratings by S&P or Moody’s below the “A” rating would be a factor in concluding that an impairment is other than temporary.

Revenue recognition - mortgage revenue bonds - Interest on the Partnership’s mortgage revenue bonds is payable solely from the net cash flow of the underlying properties and reserve funds, if any, set aside pursuant to the bond documents. These bonds are not the obligations of the state or local housing authorities that issued them and are not backed by any taxing authority. Base interest income on fully performing mortgage revenue bonds is recognized as it is earned. Base interest income on mortgage revenue bonds not fully performing is recognized as it is received. Past due base interest on mortgage revenue bonds, which are or were previously not fully performing, is recognized as it is earned. The Partnership reinstates the accrual of base interest once the mortgage revenue bond’s ability to perform is adequately demonstrated. Contingent interest income, which is only received by the Partnership if the property financed by a mortgage revenue bond that contains a contingent interest provision generates excess available cash flow as set forth in each bond, is recognized when realized or realizable.

Revenue recognition - investments in real estate, MBS, and PHC Certificates - The Partnership’s Consolidated VIEs and the MF Properties (see Note 8 to the Company’s consolidated financial statements) are lessors of multifamily rental units under leases with terms of one year or less. Rental revenue is recognized, net of rental concessions, on a straight-line method over the related lease term.

Interest income on the MBS and PHC Certificates is recognized as it is earned.

Derivative Instruments and Hedging Activities
The Partnership’s investments in interest rate derivative agreements are accounted for under the guidance that establishes accounting and reporting standards for derivative financial instruments, including certain derivative financial instruments embedded in other contracts, and for hedging activity. The guidance requires the Partnership to recognize all derivatives as either assets or liabilities in its financial statements and record these instruments at their fair values. In order to achieve hedge accounting treatment, derivative instruments must be appropriately designated, documented and prove to be effective as a hedge.  The Partnership did not designate its current derivatives as qualifying hedges.

The fair values of the interest rate derivatives at inception are their original cost. Changes in the fair value of the interest rate derivative agreements are recognized in earnings as interest expense. The fair value adjustment through earnings can cause a significant fluctuation in reported net income although it has no impact on the Partnership’s cash flows. Although the Company utilizes current price quotes by recognized dealers as a basis for estimating the fair value of its interest rate derivative agreements, the calculation of the fair value involves a considerable degree of judgment.

Recently Issued Accounting Pronouncements

For a discussion on recently issued accounting pronouncements, please see footnote 19 to the Company's consolidated financial statements in Exhibit 99.4 Form 8-K filed on December 9, 2015.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

The Partnership’s primary market risk exposures are interest rate risk and credit risk. The Partnership’s exposure to market risks relates primarily to its investments in mortgage revenue bonds, PHC Certificates, MBS, and its debt financing.

The fair value of the Partnership’s mortgage revenue bonds, PHC Certificates, and MBS are also directly impacted by changes in market interest rates.  An increase in rates will cause the fair value of these investments to decrease.  Although changes in the fair value of the assets do not impact earnings or cash flow, they affect total partners’ capital and book value per unit.  In addition, if the fair value of the mortgage revenue bonds, PHC Certificates, and MBS decreases, the Partnership may need to provide additional collateral for its debt financing secured by these assets.

The Partnership bases the fair value of the mortgage revenue bonds and PHC Certificates, which have a limited market, on a discounted cash flow or yield to maturity analysis performed by the General Partner. This calculation methodology encompasses judgment in its application.  If available, the General Partner may also consider price quotes on similar bonds or other information from external sources, such as pricing services.  As of December 31, 2014, all of the Partnership ‘s mortgage revenue bonds were valued using management’s discounted cash flow or yield to maturity analyses.  The PHC Certificates were valued using management’s yield to maturity analyses and the mortgage-backed securities were priced using third-party pricing services. Pricing services, broker quotes, and management’s analyses provide indicative pricing only.  Due to the limited market for the mortgage revenue bonds and PHC Certificates, these estimates of fair value do not necessarily represent what the Partnership would actually receive in a sale of the bonds and the PHC Certificates.

If uncertainties in the credit and capital markets continue, the markets deteriorate further, or the Partnership experiences deterioration in the values of its investment portfolio, the Partnership may incur impairments to its investment portfolio which could negatively impact the Partnership ‘s financial condition, cash flows, and reported earnings.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including governmental, monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Partnership’s control.  The nature of the Partnership’s mortgage revenue bonds, PHC Certificates, MBS, and the debt financing used to finance these assets exposes the Partnership to financial risk due to fluctuations in market interest rates.  The mortgage revenue bonds, PHC Certificates, and MBS all bear base interest at fixed rates. The mortgage revenue bonds may additionally pay contingent interest which fluctuates based upon the cash flows of the underlying property.  As of December 31, 2014, the weighted average base rate of the mortgage revenue bonds reported in the consolidated financial statements was approximately 6.0% per annum, the weighted average base rate of the PHC Trust Certificates was approximately 5.0% per annum and the weighted average coupon rate of the MBS was approximately 5.0% per annum.

At December 31, 2014, the Partnership has approximately $94.7 million borrowed under the M31 TEBS Financing agreement and approximately $74.4 million M24 TEBS Financing agreement that provides for interest at a floating rate equal to weekly SIFMA plus 142 basis points and 190 basis points, respectively. As a result, the Partnership’s cost of borrowing fluctuates with the weekly SIFMA.  The effective interest rate for these credit facilities as of December 31, 2014 was approximately 1.5% per annum and approximately 2.0% per annum, respectively. If the average SIFMA Index Rate, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2014, the interest expense payments on this variable-rate debt financing would have increased or decreased by approximately $1.7 million.

At December 31, 2014, the Partnership has approximately $174.3 million in TOB facilities that provide for interest at floating rates based on weekly SIFMA plus a fee stack. As a result, the Partnership’s cost of borrowing fluctuates with the weekly SIFMA.  The effective interest rate for the TOB facilities as of December 31, 2014 was approximately 3.3% per annum. If the average SIFMA Index Rate, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2014, the interest expense payments on this variable-rate debt financing would have increased or decreased by approximately $1.9 million.

The interest rate of the mortgage financing on the MF Properties fluctuates based on the LIBOR.  Accordingly, the cost of borrowing on the debt will increase as the LIBOR increases.  As of December 31, 2014, the outstanding balance of the mortgage financing of the MF Properties was $76.7 million.  The weighted average effective interest rate for 2014 on the debt outstanding as of December 31, 2014 was approximately 3.9% per annum.  If the average LIBOR Rate, including fees, had increased or decreased by 100 basis points for the year ended December 31, 2014, the interest expense payments on this variable-rate debt financing would have increased or decreased by approximately $767,000.

The Partnership is managing its interest rate risk on its debt financing by entering into interest rate cap agreements that cap the amount of interest expense it could pay on its floating rate debt financing as follows:

In July 2014, to mitigate its exposure to interest rate fluctuations on the variable rate M31 TEBS Financing, the Company entered into interest rate cap agreements with Barclays Bank PLC, the Royal Bank of Canada, and Sumitomo Mitsui Banking Corporation, each in an initial notional amount of approximately $31.6 million, which effectively limits the interest payable by the Company on the Class A M31 TEBS Certificates to a fixed rate of 3.0% per annum on the combined notional amounts of the interest rate cap agreements through August 15, 2019. The interest rate cap plus the Facility Fees payable to Freddie Mac result in a maximum potential cost of borrowing on the M31 TEBS Financing facility of 4.4% per annum.

In February 2014, the Company entered into two interest rate cap agreements with SMBC Capital Markets, Inc. for a notional amount of $70.0 million with an effective start date of March 1, 2014. These agreements effectively limit the interest component of the TOB financing correlated with the SIFMA index to a maximum of 1.0% on $70.0 million of the outstanding borrowings on the MBS TOB financing facilities and the PHC Certificates TOB financing facilities through a three year term ending March 1, 2017.

In September 2010, the Company entered into interest rate cap agreements in connection with M24 TEBS Financing with Barclays Bank PLC, Bank of New York Mellon and Royal Bank of Canada, each in an initial notional amount of approximately $31.9 million which effectively limits the interest payable by the Company on the M24 TEBS Financing facility to a fixed rate of 3.0% per annum on the combined notional amounts of the interest rate cap agreements through August 2017. The interest rate cap plus the Facility Fees payable to Freddie Mac result in a maximum potential cost of borrowing on the M24 TEBS Financing facility of 4.9% per annum.

The following table sets forth certain information regarding the Partnership’s interest rate cap agreements at December 31, 2014:

		Effective	Maturity	Purchase
Date Purchased	Notional Amount	Capped Rate	Date	Price	Counterparty

September 2, 2010	$31,936,667	3.0%	September 1, 2017	$921,000	Bank of New York Mellon

September 2, 2010	$31,936,667	3.0%	September 1, 2017	$845,600	Barclays Bank PLC

September 2, 2010	$31,936,667	3.0%	September 1, 2017	$928,000	Royal Bank of Canada

August 15, 2013	$93,305,000	1.5%	September 1, 2017	$793,000	Deutsche Bank AG

February 18, 2014	$41,250,000	1.0%	March 1, 2017	$230,500	SMBC Capital Markets, Inc

February 18, 2014	$28,750,000	1.0%	March 1, 2017	$161,000	SMBC Capital Markets, Inc

July 10, 2014	$31,565,000	3.0%	August 15, 2019	$315,200	Barclays Bank PLC

July 10, 2014	$31,565,000	3.0%	August 15, 2019	$343,000	Royal Bank of Canada

July 10, 2014	$31,565,000	3.0%	August 15, 2019	$333,200	SMBC Capital Markets, Inc
These interest rate derivatives do not qualify for hedge accounting and, accordingly, they are carried at fair value, with changes in fair value included in current period earnings within interest expense. Interest rate derivative expense, which is the result of marking the interest rate derivative agreements to fair value, resulted in an increase of approximately $2.0 million in interest expense for the year ended December 31, 2014, as compared to an increase of approximately $284,000 in interest expense for the year ended December 31, 2013. These interest rate derivatives are presented on the balance sheet in Other Assets.  The carrying value of these derivatives was approximately $268,000 and $888,000 million as of December 31, 2014 and 2013, respectively.

Credit Risk

The Partnership’s primary credit risk is the risk of default on its portfolio of mortgage revenue bonds and taxable property loans collateralized by the Residential Properties. The mortgage revenue bonds are not direct obligations of the governmental authorities that issued the bonds and are not guaranteed by such authorities or any insurer or other party. In addition, the mortgage revenue bonds and the associated taxable property loans are non-recourse obligations of the property owner. As a result, the sole source of principal and interest payments (including both base and contingent interest) on the mortgage revenue bonds and the taxable property loans is the net rental revenues generated by these properties or the net proceeds from the sale of these properties.

If a property is unable to sustain net rental revenues at a level necessary to pay current debt service obligations on the Partnership’s mortgage revenue bond or taxable property loan on such property, a default may occur. A property’s ability to generate net rental income is subject to a wide variety of factors, including rental and occupancy rates of the property and the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, multifamily residential properties in the market area in which a property is located. This, in turn, is affected by several factors such as local or national economic conditions, the amount of new apartment construction and the affordability of single-family homes. In addition, factors such as government regulation (such as zoning laws), inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of a multifamily residential property.

The Company also has credit risk in its investment in PHC Certificates, which hold custodial receipts evidencing loans made to a number of public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities solely out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. If Congress fails to continue to make annual appropriations for the Capital Fund Program at or near current levels, or there is a delay in the approval of appropriations, the public housing authorities may not have funds from which to pay principal and interest on the loans underlying the PHC Certificates.

Defaults on its mortgage revenue bonds, taxable property loans, or the public housing authorities loans backing the PHC Certificates may reduce the amount of future cash available for distribution to shareholders. In addition, if a property’s net rental income declines, it may affect the market value of the property. If the market value of a property deteriorates, the amount of net proceeds from the ultimate sale or refinancing of the property may be insufficient to repay the entire principal balance of the mortgage revenue bond or taxable property loan secured by the property.  In the event of a default on a mortgage revenue bond or taxable property loan, the Partnership will have the right to foreclose on the mortgage or deed of trust securing the property. If the Partnership takes ownership of the property securing a defaulted mortgage revenue bond, it will be entitled to all net rental revenues generated by the property. If such an event occurs, such amounts may not provide tax-exempt income to the Partnership.

The Partnership’s primary method of managing the credit risks associated with its mortgage revenue bonds and taxable property loans is to perform a complete due diligence and underwriting process of the properties securing these mortgage revenue bonds and loans and to carefully monitor the performance of such property on a continuous basis. The Company’s primary method of managing the credit risk associated with the PHC Certificates is to monitor the rating report issued at least annually by a rating agency for each of three PHC Certificates.

As the above information incorporates only those material positions or exposures that existed as of December 31, 2014, it does not consider those exposures or positions that could arise after that date. The ultimate economic impact of these market risks on the Partnership will depend on the exposures that arise during the period, the Partnership’s risk mitigating strategies at that time and overall business and economic environment.